UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

SCHEDULE 14A

______________

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant:      X

Filed by a Party other than the Registrant:

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  X

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

TOWERS WATSON & CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X

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Towers Watson & Co.

875 Third Avenue

New York, New York 10022

Telephone:  212-725-7550

October 12, 2010

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2010 Annual Meeting of Stockholders of Towers Watson & Co. to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Friday, November 12, 2010, at 9:00 a.m. EST.  The actions we expect to take at the Annual Meeting are described in the attached Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important.  We encourage you to vote your proxy as soon as possible.  You may vote over the Internet, by telephone, or by mailing a proxy.  Voting over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.  Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,

John J. Haley

Chairman and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Friday, November 12, 2010

The Annual Meeting of Stockholders of Towers Watson & Co. (the “Company” or “Towers Watson”), a Delaware corporation, will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022 on Friday, November 12, 2010 at 9:00 a.m. EST, for the following purposes:

1.

Elect eleven Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified (Proposal No. 1);

2.

Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011 (Proposal No. 2); and

3.

Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on September 23, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

We strongly urge you to review the Proxy Statement and complete your proxy card and vote your shares as soon as possible.  Your vote is important no matter how many shares you own. To ensure that your shares will be voted at the annual meeting, please vote your shares via telephone or Internet, or complete, sign and date the enclosed proxy card  promptly and return it in the enclosed envelope (if you have received your proxy materials by mail) as soon as possible.

By order of the Board of Directors

Walter W. Bardenwerper

Vice President, General Counsel and Secretary

New York, New York

October 12, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders, the Company’s Annual Report to Stakeholders and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 are available under the “Investor Relations” page at http://www.towerswatson.com.

QUESTIONS AND ANSWERS		1

1.	Why did I receive these proxy materials?	1
2.	When and where is the Annual Meeting and who may attend?	1
3.	What shares can I vote?	1
4.	Can I vote in person?	1
5.	Who is entitled to receive notice and vote shares?	1
6.	What is the Board’s voting recommendations and how will shares be voted?	1
7.	How many shares must be present to hold the Annual Meeting?.	2
8.	What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?	2
9.	How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?	2
10.	Is there a list of stockholders entitled to vote at the Annual Meeting?.	2
11.	Who will pay the cost of soliciting proxies for the Annual Meeting?	2
12.	If another matter comes before the board for action, how will the matter be voted?	3
13.	How is my vote counted?	3
14.	What is “Householding”?	3

GOVERNANCE OF THE CORPORATION		3

Corporate Governance Guidelines		3
Code of Business Conduct and Ethics		3
Communications with the Board or Lead Independent Director		3
Board Leadership and Lead Independent Director		4
Risk Assessment of Compensation Policies and Practices		4
Board’s Role in Risk Oversight		4
Board Diversity		5
Nominees for Director		5
Standing Committees of the Board		5
Audit Committee		6
Compensation Committee		6
Nominating and Governance Committee		6
Risk Committee		7
Board Meetings		7
Meetings of Non-Employee Directors		7
Annual Meeting Attendance		7
Director Independence		7

PROPOSAL NO. 1: ELECTION OF DIRECTORS		9

Director Information		9

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2011		12

Fees Paid to the Independent Registered Public Accounting Firm		12

REPORT OF THE AUDIT COMMITTEE		13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		14

Security Ownership Of Certain Beneficial Owners		15
Biographical Information For Other Executive Officers Of The Company		15
Section 16(a) Beneficial Ownership Reporting Compliance		16

i

ii

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, NOVEMBER 12, 2010

QUESTIONS AND ANSWERS

1.

Why did I receive these proxy materials?

This Proxy Statement, Notice of the 2010 Annual Meeting of Stockholders (the “Annual Meeting”), accompanying proxy card and voting instructions (the “Proxy Materials”) are being furnished to you as a stockholder of Towers Watson & Co., a Delaware corporation (“Towers Watson”, the “Company,” “we”, “us” and “our”), on or about October 12, 2010, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at our Annual Meeting. The proxies may be voted at any continuations, adjournments or postponements of the Annual Meeting.  The Proxy Materials contain important information for you to use when deciding how to vote in connection with the Annual Meeting.

2.

When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Friday, November 12, 2010 at 9:00 a.m. EST, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022.  Stockholders as of the record date for the meeting may attend the meeting. If you plan to attend the Annual Meeting, and are a stockholder of record, meaning that you hold shares directly and appear as a stockholder in the Company’s stockholder list, please bring legal identification, such as a passport or drivers license, with you to the Annual Meeting.  If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Towers Watson common stock, such as the voting instruction form provided to you with this Proxy Statement (if the Proxy Statement was mailed to you) or a bank or brokerage account statement.

3.

What shares can I vote?

All shares of the Company’s Class A Common Stock, and  Class B Common Stock (collectively “common stock”), that are represented by properly executed and unrevoked proxies received by the Company’s selected vendor to tabulate the votes, Broadridge Financial Solutions, Inc., prior to the date of the Annual Meeting, will be voted.  The deadline for receiving proxy voting instructions by mail, telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m. EST on Thursday, November 11, 2010.

4.

Can I vote in person?

Stockholders of record may vote at the Annual Meeting.  If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must obtain a “legal proxy” from such bank or brokerage firm to vote at the Annual Meeting. If you vote in person, your vote will supersede any proxy that you previously executed.

5.

Who is entitled to receive notice and vote shares?

Stockholders of record at the close of business on September 23, 2010 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting and at any continuations, adjournments or postponements thereof.  On September 23, 2010, there were 74,223,409 shares (51,474,712 shares of Class A Common Stock and 22,748,697 shares of Class B Common Stock) outstanding and entitled to vote at the Annual Meeting. Class A Common Stock and Class B Common Stock are the Company’s only classes of outstanding voting securities and each holder thereof is entitled to one vote for each share on all matters properly presented, and for each director to be elected at the Annual Meeting.

6.

What is the Board’s voting recommendations and how will shares be voted?

The Board of Directors recommends that stockholders vote FOR each of the director nominees named in this Proxy Statement and FOR ratification of the selection of Deloitte & Touche LLP. If the accompanying proxy card is properly signed and returned in the enclosed envelope (provided to stockholders who have received their Proxy Materials by mail), or voted via telephone or Internet, and not revoked, it will be voted.  Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will:

•

vote in favor of Proposal No. 1, to elect eleven Directors to serve until the 2011 Annual Meeting of Stockholders, or until their successors are elected and qualified;

•

vote in favor of Proposal No. 2, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011; and

•

vote in their own discretion as to any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

7.

How many shares must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on September 23, 2010 is necessary to hold the Annual Meeting and conduct business.  This is called a quorum.

8.

What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?

Proposal No. 1:  Elect eleven Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified

The Company’s Amended and Restated Bylaws standard for voting for the election of Directors is a majority of votes cast in uncontested elections.  A majority of the votes cast means that a number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee.  In contested elections the vote standard is a plurality of votes cast.  The Amended and Restated Bylaws provide that director nominees must deliver a statement that if elected, they agree to tender an irrevocable resignation promptly upon failure to receive the required vote in a subsequent election, in accordance with the Company’s Corporate Governance Guidelines that are applicable to all director nominees.

Proposal No. 2:  Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2011

The majority of the votes cast affirmatively is required to approve Proposal No. 2.

9.

How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?

Abstentions and proxies conferring authority to vote only on certain matters (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum.

In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to Proposal No. 1, Election of Directors, Proposal No. 2 Ratification of the Selection of Deloitte & Touche LLP, and any other matter presented at the Annual Meeting, unless provided otherwise in our governing documents or under applicable law. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. Broker non-votes are not considered to have been votes cast at the Annual Meeting with respect to such matter.

10.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders of record will be available for inspection at the Annual Meeting and for ten days prior to the Annual Meeting at Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

11.

Who will pay the cost of soliciting proxies for the Annual Meeting?

The cost of soliciting proxies will be borne by the Company.  Employees of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. We have engaged InvestorCom, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $6,000 plus reimbursement of reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock.  Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

12.

If another matter comes before the board for action, how will the matter be voted?

Management knows of no other matter that may come up for action at the Annual Meeting.  However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy card will vote in accordance with their judgment on such matter.

13.

How is my vote counted?

Individual proxies will be counted by Broadridge Financial Solutions, Inc. Whether or not you expect to be present at the Annual Meeting, you are urged to vote your proxy by telephone or Internet. If you have received your Proxy Materials by mail, you may also vote by signing, dating and promptly mailing in your proxy card.

14.

 What is “Householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Towers Watson & Co., Office of the Secretary, at 901 N. Glebe Road, Arlington, Virginia 22203, or by telephone at 703-258-8000.  If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

GOVERNANCE OF THE CORPORATION

Corporate Governance Guidelines

Towers Watson is committed to exercising the highest standard of ethical conduct and corporate governance which we believe best serve our stockholders, employees and clients.  We have established and adopted Corporate Governance Guidelines for maintaining our ethical standards, and adopted corporate governance practices that form a solid framework for effectively aligning our business objectives.  Stockholders may obtain copies of our Codes of Business Conduct and Ethics, the Corporate Governance Guidelines and our Board committee charters under the “Investor Relations” page on the Company’s website at http://www.towerswatson.com or send a request addressed to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, President, the Chief Financial Officer and the Controller.  The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s Directors.  Any amendment or waiver of the Codes for executive officers and Directors will be disclosed on the Company’s website.

Communications with the Board or Lead Independent Director

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board of Directors and the Company’s Lead Independent Director.  Communications to Directors of the Company must be in writing and may be sent to any Director, in care of the Secretary, Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.  Communications may be sent by email to all Directors as a group or to the Lead Independent Director using the e-mail addresses posted by the Company on its web site at www.towerswatson.com under “Investor Relations.”  Communications should identify the person submitting the communication, including whether the person is a stockholder, the interest of such person in the subject matter of the communication, and the address, telephone number and email address of the person submitting the communication.  Each communication will be forwarded to the Director(s) to whom it is addressed.  The Board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to Directors.  If such procedures are adopted, they will be made available on the Company’s website at www.towerswatson.com under “Investor Relations.”

Board Leadership and Lead Independent Director

Towers Watson’s Chief Executive Officer also serves as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer currently is an appropriate leadership structure for our Company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model.  The board believes that this structure promotes unambiguous accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Chief Executive Officer role that facilitates our Board's oversight and guidance of management.  Further, the Board believes that it is critical, during the ongoing integration of the merger of legacy Towers Perrin and Watson Wyatt (the “Merger”), to maintain continuity at the Board and executive level of management.

The Board has designated a Lead Independent Director. Among other responsibilities, our Lead Independent Director presides at all executive sessions of the independent Directors of the Board, coordinates the activities of our other independent Directors, approves Board meeting schedules, agendas and information sent to our Board, chairs all executive sessions of our independent Directors, and serves as principal liaison between our independent Directors and our Chairman and senior management. The Company’s Board of Directors has designated Linda D. Rabbitt as the Lead Independent Director.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company.  Our Compensation Committee, in conjunction with management, human resources, legal and finance, has developed a framework for reviewing the risks and rewards associated with the Company’s compensation programs.  This framework is intended to ensure that our compensation programs encourage and reward prudent discretion and business judgment and appropriate risk-taking over the long term.

In developing incentive plans for the Company, our Compensation Committee has validated the plans against our compensation philosophy and has considered extent to which the metrics used align with corporate plan metrics and business goals, how incentive pools will be developed and whether they are capped, the highest amount of compensation that can be achieved under the plans through consistent superior performance over a sustained period of time, whether the plans are appropriately focused on long-term results, and whether sufficient operational controls are in place to prevent participants from manipulating results.  In addition, the Company has substantial stock ownership requirements in place for senior executives which, when combined with conditioning the payment of large amounts of compensation payable solely in Company stock upon the achievement of long-term performance metrics, provide strong incentives to manage the Company for the long term, while avoiding excessive risk taking in the short term.  Moreover, the Compensation Committee retains a significant amount of discretion to adjust compensation to ensure that it is matched appropriately with Company performance.

Management and the Compensation Committee regularly evaluate the risks of all of the Company’s compensation programs on a global basis and do not believe that any of the Company’s compensation programs create risks that are reasonably likely to result in a material adverse impact to the Company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for oversight of risk management.

In its oversight role, our Board of Directors’ involvement in developing our business strategy and overseeing management's execution of strategic plans plays a key role in its oversight of risk management and in its assessment the appropriate level of enterprise risk tolerance. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the Securities and Exchange Commission (the “SEC”) as well as risks relating to various specific developments, such as acquisitions, securities repurchase, debt and equity placements, and product introductions

Our Board committees assist our Board of Directors in fulfilling its risk oversight role.  Our Risk Committee provides oversight and guidance to members of management who are responsible for the timely identification, mitigation and management of those risks that could have a material impact on the Company. Pursuant to its charter, the Audit Committee oversees the financial reporting processes and the audit of the financial statements of our Company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our Company. Our Nominating and Governance Committee oversees governance related risk, such as board independence and conflicts of interests.

Board Diversity

Towers Watson seeks diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; strong communication and interpersonal skills; and the ability and willingness to devote time to our Company. We also believe the skill sets, backgrounds, and qualifications of our Directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of prospective Directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our Directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our Directors are individuals of high character and integrity and satisfy the other qualifications described above. In addition to these attributes, the description of each Director’s background set forth below indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a Director of our Company.

Nominees for Director

The Nominating and Governance Committee makes recommendations to the Board concerning individuals who are qualified to stand for election as Directors.  The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries.  The Nominating and Governance Committee will consider suggestions of possible nominees for Director from the Board of Directors and management, and may in the future retain a search firm to assist it in identifying possible nominees for Director.

The Nominating and Governance Committee also will consider recommendations of possible nominees for Director submitted by stockholders.  Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Office of the Secretary, Towers Watson & Co., 901 N. Glebe Road, Arlington, Virginia 22203.  Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Standing Committees of the Board

The Company has four standing committees: Audit, Compensation, Nominating and Governance and Risk. These committees operate pursuant to written charters adopted by the Board of Directors, which are available on the Company’s website at http://www.towerswatson.com under “Investor Relations.” Each committee consists only of independent Directors.

	Audit	Compensation	Nominating and Governance	Risk
Betsy S. Atkins
John J. Gabarro
Victor F. Ganzi
Brendan O'Neill
Linda D. Rabbitt**
Gilbert T. Ray
Paul Thomas
Wilhelm Zeller
John J. Haley*
Mark Mactas*
Mark Maselli*
Gail McKee*
	= Committee Chair	* Management	** Lead Independent Director

Audit Committee

The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the Board in overseeing the Company’s financial reporting process that is established and implemented by management.  The Audit Committee oversees the work of the independent registered public accounting firm and also reviews information provided by the Company’s Director of Internal Audit, independent registered public accounting firm, and management concerning internal accounting procedures and controls.

The Audit Committee is currently composed of three independent Directors, Victor F. Ganzi (Chair), John J. Gabarro, and Gilbert T. Ray, all of whom meet the current independence requirements of NYSE and NASDAQ’s listing standards.  The Board of Directors has determined that Mr. Ganzi is both independent and an audit committee financial expert, as defined by SEC guidelines and NYSE and NASDAQ listing standards.  The Audit Committee held three meetings during fiscal year 2010.

Compensation Committee

The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (“CEO”), and oversees administration of Tower Watson’s equity and non-equity incentive and compensation plans.  The Board has delegated to the Compensation Committee matters associated with succession planning for the CEO.  For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “How We Determined and Assessed Executive Compensation for Our Named Executives”, on page 20 of this Proxy Statement under the heading “Compensation Discussion and Analysis”. Compensation of non-employee Directors is fully described under “Compensation of Directors” on page 48 of this Proxy Statement.

The Compensation Committee currently is composed of Gilbert T. Ray (Chair), Linda D. Rabbitt, Paul Thomas and Wilhelm Zeller, all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards.  The Compensation Committee held ten meetings during fiscal year 2010.

Nominating and Governance Committee

The Nominating and Governance Committee provides assistance to the Board of Directors of the Company in fulfilling its responsibilities: by identifying individuals qualified to become Directors and approving the nomination of candidates for all Directorships to be filled by the Board of Directors or by the stockholders of the Company; identifying Directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee currently is composed of John J. Gabarro (Chair), Victor F. Ganzi, Brendan O’Neill and Paul Thomas, all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards.  The Nominating and Governance Committee held four meetings during fiscal year 2010.

Risk Committee

The Risk Committee assists the Board of Directors in exercising its oversight of the operational activities of the Company by providing oversight and guidance to members of management who are responsible for the timely identification, mitigation, and management of those risks that could have a material impact on the Company.

The Risk Committee is currently composed of four independent Directors, Wilhelm Zeller (Chair), Betsy S. Atkins, Brendan R. O’Neill and Linda D. Rabbitt. The Risk Committee held two meetings during fiscal year 2010.

Membership of these Board committees may change after this Annual Meeting.

Board Meetings

The Company became operational following the Merger on January 1, 2010. During the six month period ended June 30, 2010, the Board of Directors conducted five meetings.  All Directors attended 75 percent or more of the meetings of the Board and the committees on which they served.

Meetings of Non-Employee Directors

The non-employee Directors met without any management Directors or employees present two times during the six months ended June 30, 2010 to discuss board policies, processes and practices. The Lead Independent Director chaired these meetings.

Annual Meeting Attendance

All Director nominees are expected to attend the Company’s Annual Meeting of Stockholders.

Director Independence

The Board is composed of a majority of Directors who qualify as independent Directors pursuant to the corporate governance standards for companies listed on the NYSE and NASDAQ.  The Board committee structure includes an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Risk Committee, all of these committees consisting entirely of independent Directors.

In determining independence, each year the Board affirmatively determines whether Directors have any material relationship with the Company. When assessing the materiality of a Director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.  Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.  A Director will not be considered independent if the Director:

1.

has an Immediate Family Member who is now, or has been in the past three years, an Executive Officer of the Company, Legacy Towers Perrin or Legacy Watson Wyatt or any of their respective subsidiaries or other Affiliates;

2.

now, or has been in the past three years, employed by the Company, Legacy Towers Perrin or Legacy Watson Wyatt or any of their respective subsidiaries or other Affiliates;

3.

has or have an Immediate Family Member receiving more than $120,000 during any twelve-month period within the last three fiscal years in direct compensation from the Company, Legacy Towers Perrin or Legacy Watson Wyatt, other than (i) director and committee fees or (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

4.

has or have an Immediate Family Member accepting more than $120,000 in compensation from the Company, Legacy Towers Perrin, Legacy Watson Wyatt or any parent or subsidiary of the Company, Legacy Towers Perrin or Legacy Watson Wyatt during any period of 12 consecutive months within the Company’s current fiscal year or any of the previous three fiscal years, other than (i) compensation paid to an Immediate Family Member who is or was an employee (other than an executive officer) of the Company, Legacy Towers Perrin, Legacy Watson Wyatt or any of their respective subsidiaries; or (ii) benefits under a tax-qualified retirement plan, or non discretionary compensation;

5.

is, or have an Immediate Family Member, currently a partner of a firm that is the Company’s internal or external auditor;

6.

is a current employee of the Company’s internal or external auditor;

7.

has an Immediate Family Member who is a current employee of the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

8.

has, or had an Immediate Family Member who served within the last three years as a partner or employee of the Company’s, Legacy Towers Perrin’s or Legacy Watson Wyatt’s internal or external auditor and personally worked on the Company’s, Legacy Towers Perrin’s or Legacy Watson Wyatt’s audit within that time;

9.

is or have an Immediate Family Member currently employed, or is or had an Immediate Family Member employed during the previous three years, as an Executive Officer of another company where any of the Company’s present Executive Officers serve or served at the same time on that company’s compensation committee;

10.

is currently, or has an Immediate Family Member currently, an Executive Officer of a company (including any business entity or any nonprofit organization) that has made payments to, or received payments from, the Company, Legacy Towers Perrin or Legacy Watson Wyatt for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

11.

is or has an Immediate Family Member, currently a partner in, controlling shareholder or owner of, or executive officer of any organization (including any business entity or any nonprofit organization) to which the Company, Legacy Towers Perrin or Legacy Watson Wyatt made, or from which the Company, Legacy Towers Perrin or Watson Wyatt received, payments for property or services, in the current fiscal year or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

For these purposes, an “Immediate Family Member”  includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

Applying these standards, and because there were no transactions, relationships or arrangements, the Board has determined that the following Directors are independent:  Betsy S. Atkins, John J. Gabarro, Victor F. Ganzi, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, Paul Thomas, and Wilhelm Zeller.  In making these determinations, the board determined that none of the independent Directors, their family members or organizations with which the Directors are affiliated have any material direct or indirect relationship with the Company.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following eleven Directors, each of whom including all the non-management Directors were recommended by the Board of Directors and approved by the Nominating and Governance Committee for inclusion on the Company’s proxy card. In accordance with the terms and conditions of the merger agreement between legacy Towers Perrin and legacy Watson Wyatt, the following nominees were recommended to serve on the Board by legacy Towers Perrin: Messrs. Mark Mactas, Victor Ganzi, Mark Maselli, Paul Thomas and Wilhelm Zeller. The following nominees were recommended to serve on the Board by legacy Watson Wyatt: Messrs. John Haley and John Gabarro, Brendan O’Neill, Gilbert Ray and Ms. Gail McKee and Ms. Linda Rabbitt. Biographical information about each of these nominees is included below. Pursuant to its authority under our Amended and Restated Bylaws, the Board of Directors has set the number of Directors at eleven, effective as of the Annual Meeting.

Each nominee elected will serve a one-year term expiring at the 2011 Annual Meeting of Stockholders or until his or her successor shall have been elected and qualified. If any nominee is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.  Each of the nominees listed above has consented to being named as a nominee, and the Company does not know of any reason that any of the nominees listed above would be unable to serve if elected.

The Board of Directors Recommends that Stockholders Vote ‘For’ Proposal No. 1 to elect Eleven Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified.

Director Information

The information set forth below states the name of each nominee for Director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company and other directorships held and the experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a Director.

John J. Haley (age 60) has served as the Chief Executive Officer and as Chairman of the Board of Directors of Towers Watson since January 1, 2010. Previously, he served as President and Chief Executive Officer of Watson Wyatt beginning on January 1, 1999, as Chairman of the Board of Watson Wyatt beginning in 1999 and as a director of Watson Wyatt beginning in 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer of Watson Wyatt, he was the Global Director of the Benefits Group at Watson Wyatt. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley’s qualifications to serve as Chairman of the Board of Directors of Towers Watson include the leadership and management experience he gained during more than thirty years of service as an employee, manager, officer, Chief Executive Officer and director of Watson Wyatt, as well as his service on the boards of other public companies and his substantive expertise in employee benefits and actuarial consulting.

Mark V. Mactas (age 58) has served as the President and Chief Operating Officer and as a director of Towers Watson since January 1, 2010. Mr. Mactas became Towers Perrin’s Chief Executive Officer and Chairman of the Board of Directors in 2001, and became Towers Perrin’s President in 2000. He joined Towers Perrin’s New York office as an international consultant in 1980 and also spent seven years in Towers Perrin’s San Francisco office and five years in Towers Perrin’s Chicago office. Mr. Mactas previously managed Towers Perrin’s global Health & Welfare practice and has served as a member of Towers Perrin’s management committee. Mr. Mactas is a fellow of the Society of Actuaries and the Conference of Consulting Actuaries and is a member of the American Academy of Actuaries and the International Actuarial Association. In addition, he has served as president of the Conference of Consulting Actuaries and has served on the board of directors of the American Academy of Actuaries. He previously served on the board of directors and executive committee of the Association of Management Consulting Firms. He currently serves on the Executive Committee and the Board of Trustees of Save the Children. Mr. Mactas holds a B.A. degree in Mathematics and Economics from Lehigh University.

Mr. Mactas’ qualifications to serve as a director of Towers Watson include the leadership and management experience he acquired during his thirty-year career as an employee, manager, officer, Chief Executive Officer and director of Towers Perrin and his substantive expertise in employee benefits and actuarial consulting.

John J. Gabarro (age 71) has served as a director of Towers Watson since January 1, 2010. Previously, Dr. Gabarro served as a director of Watson Wyatt from 1999 to 2009, and was previously a director of Watson Wyatt & Company from 1995 to 1998. Mr. Gabarro has been on the faculty at the Harvard Business School since 1972, where he is the UPS Foundation Professor of Human Resource Management, Emeritus, having also served as Baker Foundation Professor. He has taught in Harvard’s M.B.A., Executive and Doctoral Programs. He has served as faculty chair of Harvard’s International Senior Management Program and twice as head of its Organizational Behavior unit, and most recently, as faculty chair of Harvard’s Advanced Management Program. Mr. Gabarro completed his M.B.A., doctorate and post doctoral work at Harvard before joining its faculty.

Mr. Gabarro’s qualifications to serve as a director of Towers Watson include his distinguished subject matter expertise in the fields of human capital and professional services, his extensive experience advising professional service firms and his prior service on the board of directors of Watson Wyatt and its predecessors.

Victor F. Ganzi (age 63) has served as a director of Towers Watson since January 1, 2010. He is presently a consultant and corporate director. Mr. Ganzi was the President and Chief Executive Officer of The Hearst Corporation, a private diversified communications company, from 2002 to 2008. He served as Hearst’s Executive Vice President from 1997 to 2002 and as its Chief Operating Officer from 1998 to 2002. Prior to joining Hearst in 1990, Mr. Ganzi was the managing partner at the international law firm of Rogers & Wells (now part of Clifford Chance). Mr. Ganzi graduated summa cum laude from Fordham University with a B.S. in Accounting, received a J.D. degree from Harvard Law School and holds an L.L.M. in Taxation from New York University. Mr. Ganzi currently serves as the lead director of Gentiva Health Services, Inc. and previously served as a director of Wyeth and Hearst-Argyle Television, Inc.

Mr. Ganzi’s qualifications to serve as a director of Towers Watson include his experience as a general counsel, chief financial officer and chief executive officer of a large diversified media company, as well as his expertise gained during a long career in both law and finance and his service on several boards of directors.

Mark Maselli (age 49) has served as a director of Towers Watson since January 1, 2010. Mr. Maselli has also served as Managing Director of Health & Group Benefits, North America at Towers Watson since January 1, 2010. Mr. Maselli was a Principal of Towers Perrin from 2004 to 2009 and was a member of Towers Perrin’s board of directors from 2007 to 2009. He joined Towers Perrin in 2001 as a consultant. Mr. Maselli is an associate of the Society of Actuaries, a member of the American Academy of Actuaries and an Enrolled Actuary in the Joint Board for Enrolled Actuaries. Mr. Maselli graduated from Rutgers University with a B.A. in Mathematics and Economics.

Mr. Maselli’s qualifications to serve as a director of Towers Watson include his extensive experience in the consulting industry, particularly his expertise in employee benefits and actuarial consulting, his management experience at Towers Perrin and his prior service on the board of directors of Towers Perrin.

Gail E. McKee (age 51) has served as a director of Towers Watson since January 1, 2010. She has also served as Managing Consultant of the Pacific Northwest at Towers Watson since January 1, 2010. Prior to the Merger, she worked at Watson Wyatt for over 15 years. At Watson Wyatt, she was a managing consultant, and she served on the Watson Wyatt board of directors. She has worked with large organizations on a broad range of domestic and international human resources programs for more than 20 years. Prior to joining Watson Wyatt, Ms. McKee worked for three years with The Walt Disney Company as the manager of international compensation and benefits, and prior to that position, as an account manager for Hewitt Associates for seven years. She holds a B.A. degree in English from the University of Washington and did graduate work at the business school at New York University. Ms. McKee is a Board of Trustee member of the Council on Employee Benefits, a founding member and President of the Human Resources Planning Society affiliate in the Pacific Northwest, and was a past member of the business school advisory board for Central Washington University.

Ms. McKee’s qualifications to serve as a director of Towers Watson include her in-depth knowledge of the consulting industry and its evolution, her strategic client and market relationships, her success in growing market penetration and revenue and her prior service as a director of Watson Wyatt.

Brendan R. O’Neill (age 61) has served as a director of Towers Watson since January 1, 2010. He previously served as a director of Watson Wyatt from July 2006 to 2009. Dr. O’Neill was Chief Executive Officer and Director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. From 2003 until 2006, Mr. O’Neill was an independent director for a range of companies. Dr. O’Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC, Aegis Group PLC, and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in Chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O’Neill is also a director of Tyco International Ltd., Informa Group PLC and Endurance Specialty Holdings Ltd.

Dr. O’Neill’s qualifications to serve as a director of Towers Watson include his experience as the chief executive officer of an international business, his extensive accounting and finance experience and his prior service as an independent director of a number of companies, including Watson Wyatt.

Linda D. Rabbitt (age 61) has served as a director of Towers Watson since January 1, 2010. She previously served as a director of Watson Wyatt from 2002 to 2009 and is the founder and Chief Executive Officer of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt previously served as a director of Brookfield Properties, a commercial real estate company, and currently is a Class C director of the Federal Reserve Bank of Richmond. Ms. Rabbitt is also a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., as a director of Leadership Washington, and is Chairman of the Federal City Council and is a trustee of George Washington University. Ms. Rabbitt holds a B.A. from the University of Michigan, Ann Arbor and an M.A. from George Washington University.

Ms. Rabbitt’s qualifications to serve as a director of Towers Watson include her experience as a founder and chief executive officer of a prominent construction business, her prior experience with a global auditing/consulting firm and her service as a director of several other entities, including her prior service as a director of Watson Wyatt.

Gilbert T. Ray (age 66) has served as a director of Towers Watson since January 1, 2010. Formerly, Mr. Ray served as a director of Watson Wyatt from 2000 to 2009. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of: two variable annuity funds managed by SunAmerica Asset management; Advance Auto Parts Company, a retailer of automotive parts; Diamondrock Hospitality, a real estate investment trust; and Dinequity, Inc., a restaurant management and franchise company. Mr. Ray is also a trustee of The John Randolph Haynes and Dora Haynes Foundation. He holds a B.A. in Business from Ashland University, an M.B.A. from the University of Toledo and a J.D. from Howard Law School.

Mr. Ray’s qualifications to serve as a director of Towers Watson include his expertise in corporate law and international finance, his long service as a partner of a major international law firm and his service on several other boards of directors, including his prior service as chair of the compensation committee of Watson Wyatt (and currently as chair of that committee for the Company), and as chair of the Nominating and Governance Committee of Advance Auto Parts.

Paul Thomas (age 54) has served as a director of Towers Watson since January 1, 2010. He has been the Chief Executive Officer of Reynolds Packaging Group since February 2008, when Alcoa sold the business to the Rank Group. Mr. Thomas joined Alcoa in 1978 and, prior to the sale of its packaging businesses, most recently served as Executive Vice President for Alcoa and Group President for its Packaging and Consumer businesses. Mr. Thomas holds a B.S. in Material Sciences and Metallurgical Engineering from Lehigh University and an Executive M.B.A. from the University of Tennessee.

Mr. Thomas’s qualifications to serve as a director of Towers Watson include the leadership and management experience he gained serving in a number of executive positions, including chief executive officer.

Wilhelm Zeller (age 66) has served as a director of Towers Watson since January 1, 2010. Formerly, he served as the chief executive officer of Hannover Re Group from 1996 until his retirement in June 2009. He is presently a consultant and corporate director. Prior to joining Hannover Re, Mr. Zeller was a member of the Executive Board of Cologne Re and then a member of the Executive Council of General Re Corporation, Cologne Re’s new principal shareholder. Currently, Mr. Zeller serves as a member of various advisory and supervisory boards in Germany as well as on the board of directors of Axis Capital Holdings Ltd. Mr. Zeller has received numerous awards and recognitions from worldwide trade periodicals including Reinsurance Personality of the Year and the Lifetime Achievement Award. He holds a B.A. in Business Administration from the University of Applied Sciences in Cologne, Germany.

Mr. Zeller’s qualifications to serve as a director of Towers Watson include his familiarity with the international insurance and reinsurance industry, his experience serving as the chief executive officer of a reinsurance company and his service as a member of a number of boards.

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2011

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2011.  We are asking stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance.

In the event stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reevaluate the selection and any factors raised in connection with the vote.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

It is anticipated that representatives of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte audited the Company’s financial statements for the year ended June 30, 2010.

The Board of Directors Recommends a Vote “For” Proposal No. 2 to Ratify the Selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2011.

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent registered auditor. Deloitte is the Company’s independent registered public accounting firm and audited the Company’s financial statements for fiscal year 2010.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent registered public accounting firm.   The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent registered public accounting firm.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories: (i) audit, (ii) audit-related, (iii) tax services or, to the extent permitted by law, (iv) other services that the independent registered public accounting firm provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent registered public accounting firm services within these four categories at maximum pre-approved fee levels; however, the Audit Committee’s policy is generally not to engage the independent registered public accounting firm for any non-audit related services, including tax planning or tax return preparation. If circumstances arise that would require the Company to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, then the engagement for such services would require separate pre-approval by the Audit Committee. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the year ended June 30, 2010.

Fee Category	2010 Deloitte & Touche LLP

Audit Fees (1)	$5,191,889
Audit-Related Fees (2)	959,170
Tax Fees (3)	2,782
Subtotal	6,153,841
All Other Fees	0
Total Fees	$6,153,841

(1)

Audit Fees – consists of fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements, review and audit of internal controls to ascertain compliance with the Sarbanes-Oxley Act, review of financial statements included in the Company’s quarterly and annual filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees – includes fees for acquisition due diligence, benefit plan audits, assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3)

Tax Fees – include fees of Deloitte for any professional services related to tax compliance, tax advice and/or tax planning primarily for overseas matters.

Representatives of Deloitte are expected to (i) attend the Annual Meeting; (ii) be available to respond to appropriate questions; and (iii) have an opportunity to make a statement if they desire to do so.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for: the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for: expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and the effectiveness of our internal control over financial reporting.  The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent registered public accounting firm to, among other activities: review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings;  receive the independent registered public accounting firm’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with the independent registered public accounting firm, the Company’s Chief Financial Officer, and the Company’s Director of Internal Audit.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2010, the Audit Committee:

1.

Reviewed and discussed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the quality, not just the acceptability, of the accounting principles, and the reasonableness of significant judgments and subjective amounts.;

2.

Discussed with the independent registered public accounting firm the scope for its audit and the results of the audit; and also reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements;

3.

Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61,  Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T; and

4.

Received from the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required by applicable requirements adopted by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 that was filed with the Securities and Exchange Commission on September 7, 2010.

SUBMITTED BY THE TOWERS WATSON & CO. AUDIT COMMITTEE

Victor F. Ganzi (Chair)

John J. Gabarro

Gilbert T. Ray

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company concerning the shares of Class A and Class B common stock beneficially owned, as of September 23, 2010, by (i) the Directors during the last fiscal year and nominees for Director of the Company; (ii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation;” and (iii) all executive officers and Directors as a group.  Except as otherwise indicated in the footnotes to the table below, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

	Number of Outstanding Shares Beneficially Owned on September 23, 2010
Name of Beneficial Owner	Number and Class		Percent of Class (a)
Directors	Class A	Class B	Class A	Class B
John J. Haley (1)	251,145.00	0.00	*	*
Mark V. Mactas (2)	0.00	305,464.15	*	1.3%
Betsy S. Atkins (3)	2,002.20	0.00	*	*
John J. Gabarro(4)	18,235.00	0.00	*	*
Victor F. Ganzi (5)	2,002.20	0.00	*	*
Mark Maselli (6)	0.00	12,810.83	*	*
Gail E. McKee	17,000.00	0.00	*	*
Brendan R. O’Neill (7)	5,964.10	0.00	*	*
Linda D. Rabbitt (8)	19,371.80	0.00	*	*
Gilbert T. Ray (9)	15,263.10	0.00	*	*
Paul Thomas (10)	2,002.20	0.00	*	*
Wilhelm Zeller (11)	1,633.20	0.00	*	*

Named Executive Officers (except Directors)
James K. Foreman (12) Roger Millay (13) Gene H. Wickes (14)	0.00 31,187.00 96,458.00	0.00 0.00 0.00	* * *	* * *
All Towers Watson Directors and executive officers as a group ( 19 persons)	716,897.80	722,598.16	1.4%	3.2%

(a)

Beneficial ownership of 1 percent or less of a class of common stock is indicated with an asterisk (*).

(1)

Includes (i) 55,530 currently exercisable stock options with an exercise price of $42.47 and (ii) 51,403 currently exercisable stock options with an exercise price of $45.88.

(2)

All of these shares are held indirectly in a family trust.

(3)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(4)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.  Also includes 51 shares of Class A Common Stock held indirectly in the Marilyn Gabarro Revocable Trust.

(5)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(6)

Does not include 29,723.54 shares of Restricted Class A Common Stock, one-third of which will vest on each of January 1, 2011, January 1, 2012, and January 1, 2013.

(7)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(8)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(9)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(10)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(11)

Includes 772.20 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(12)

Does not include 111,180 shares of Restricted Class A Common Stock, one-third of which will vest on each of January 1, 2011, January 1, 2012, and January 1, 2013.

(13)

Includes (i) 13,042 currently exercisable stock options with an exercise price of $42.47 and (ii) 12,073 currently exercisable stock options with an exercise price of $45.88.

(14)

Includes (i) 10,908 currently exercisable stock options with an exercise price of $42.47 and (ii) 10,097 currently exercisable stock options with an exercise price of $45.88.

Security Ownership Of Certain Beneficial Owners

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of July 31, 2010 by entities that have reported beneficial ownership of greater than five percent.

	Number of Outstanding Shares Beneficially Owned as of July 31, 2010

Name of Beneficial Owner	Number of Class A (1)	Percent of Class

Artisan Partners Holdings LP (2)	4,768,187	10.1%

(1)

Pursuant to current regulations of the SEC, securities must be listed as beneficially owned by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities.  In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon exercise of a stock option or warrant, conversion of a convertible security or otherwise.  The information contained in this table has been included solely in reliance upon and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnote below.

(2)

Based solely on a Schedule 13G filed with the SEC on August 9, 2010 by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. The stockholders reported that they have shared dispositive power over all 4,768,187 shares of Class A Common Stock and shared voting power with respect to 4,600,687 shares of Class A Common Stock. The principal business address of the stockholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202

Biographical Information For Other Executive Officers Of The Company

Walter W. Bardenwerper (age 59) has served as Vice President, General Counsel and Secretary of Towers Watson since January 1, 2010. He served as Vice President and General Counsel of Watson Wyatt since joining Watson Wyatt in 1987 and served as Secretary since 1992. Mr. Bardenwerper was a director of Watson Wyatt & Company from 1992 to 1997. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel and Secretary of Satellite Business Systems. Presently, Mr. Bardenwerper is a director of the Professional Consultants Insurance Company and has served on the board of directors of the Association of Management Consulting Firms.  He has a B.A. with Honors in Economics and graduated Phi Beta Kappa from the University of Virginia, has a J.D. from the University of Virginia Law School and served as a law clerk to United States District Court Judge Albert W. Coffrin.

James K. Foreman (age 52) has served as Managing Director of the North America region of Towers Watson since January 1, 2010. Prior to the Merger, Mr. Foreman served Managing Director of the Human Capital Group of Towers Perrin beginning June 2007, with overall responsibility for the global lines of business and geographic operations of Towers Perrin’s Human Capital Group. Mr. Foreman joined Towers Perrin in 1985 and worked for almost 20 years at Towers Perrin in a number of leadership positions, including Managing Director of Towers Perrin’s Health & Welfare practice and member of Towers Perrin’s board of directors from 2003 to 2005, before joining Aetna Inc. in 2005 to become the executive vice president of their national businesses division. He rejoined Towers Perrin in June 2007. Mr. Foreman holds a B.A. in Business Economics from the University of California at Los Angeles.

Julie J. Gebauer (age 49) has served as Managing Director of Towers Watson’s Talent and Rewards business segment since January 1, 2010. Beginning 2002, she served as a Managing Director of Towers Perrin and led Towers Perrin’s global Workforce Effectiveness Practice and the global Towers Perrin-International Survey Research Corporation line of business. Ms. Gebauer was a member of Towers Perrin’s board of directors from 2003 through 2006. She joined Towers Perrin in 1986 as a consultant and held several leadership positions at Towers Perrin, serving as the Managing Principal for the New York office from 1999 to 2001 and the U.S. East Region Leader for the Human Capital Group from 2002 to 2006. Ms. Gebauer is a fellow of the Society of Actuaries and is an Enrolled Actuary in the Joint Board for Enrolled Actuaries. Ms. Gebauer graduated Phi Beta Kappa from the University of Nebraska-Lincoln with a B.S. in Mathematics and English.

Patricia L. Guinn (age 55) has served as Managing Director of the Risk and Financial Services business group of Towers Watson since January 1, 2010. Previously, she served as Managing Director of the Risk and Financial Services business group of Towers Perrin beginning in 2001. She was a member of Towers Perrin’s board of directors from 2001 through 2004 and from 2007 until the consummation of the Merger. She joined Towers Perrin in 1976 and has held a number of leadership positions at the firm. She is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a member of the Conference of Consulting Actuaries. She also currently serves as a trustee of the Actuarial Foundation and as a member of the board of directors of the International Insurance Society. Ms. Guinn graduated with honors from Hendrix College with a B.A. degree in Mathematics.

Roger F. Millay (age 53) has served as Vice President and Chief Financial Officer of Towers Watson since January 1, 2010, and he previously held the same position at Watson Wyatt from August 2008 until the consummation of the Merger. Prior to joining Watson Wyatt, Mr. Millay was with Discovery Communications LLC, a global cable TV programmer and digital media provider, where he served as Senior Executive Vice President and Chief Financial Officer beginning in 2006. At Discovery, he was responsible for the global financial functions, including accounting, treasury, budgeting, audit and tax. From 1999 to 2006, Mr. Millay was Senior Vice President and Chief Financial Officer with Airgas, Inc., an industrial gases and supplies distributor and producer. Mr. Millay has over 25 years of experience in financial officer positions, including roles at Arthur Young & Company, Citigroup, and GE Capital. He holds a B.A. degree from the University of Virginia and an M.S. in Accounting from Georgetown University’s Graduate School of Business, and he is a Certified Public Accountant.

Chandrasekhar (Babloo) Ramamurthy (age 54) has served as Managing Director for Towers Watson in Europe, the Middle East and Africa since January 1, 2010. He was Vice President, Regional Manager (Europe) of Watson Wyatt from 2005 until the consummation of the Merger, and he served as a member of Watson Wyatt’s board of directors from 2005 to 2008. He joined The Wyatt Company in 1977. Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Ramamurthy became a partner of Watson Wyatt LLP. Mr. Ramamurthy was based primarily in London, although between 1983 and 1986 he transferred to the international benefits and compensation consulting team based in the New York region, where he dealt primarily with the head offices of U.S. multinational companies. Upon returning to Europe, Mr. Ramamurthy was the account manager for a number of the company’s major clients in the U.K., advising on a broad range of human capital and employee benefits issues both in the U.K. and overseas. Mr. Ramamurthy was the Head of the European Benefits Consulting Practice from 1999 to 2004, before being appointed Managing Partner of Watson Wyatt LLP in 2004, and has also served on Watson Wyatt LLP’s Partnership Board. Mr. Ramamurthy holds an honours degree in Mathematics from King’s College, London.

Gene H. Wickes (age 58) has served as the Managing Director of the Benefits business segment of Towers Watson since January 1, 2010. Previously, he served as the Global Director of the Benefits Practice of Watson Wyatt beginning in 2005 and as a member of Watson Wyatt’s board of directors from 2002 to 2007. Mr. Wickes was Watson Wyatt’s Global Retirement Practice Director in 2004 and the U.S. West Division’s Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. Prior to joining Watson Wyatt, he spent 18 years with Towers Perrin, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics, all from Brigham Young University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors, among others, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s securities.  Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  As a matter of practice, the Company assists the Company’s executive officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and Directors, the Company believes that all of its executive officers and Directors filed required reports on a timely basis under Section 16(a) during fiscal year 2010, except that the Company filed a late report on Form 4 for one transaction on behalf of Mr. Gabarro for a purchase of shares made by his wife’s trust, and for one transaction on behalf of each of Messrs. O’Neill and Zeller regarding the sale of shares for statutory taxes due in the countries in which they reside.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Related Person Transactions Policy (the “Policy”) is designed to avoid entering into transactions with Directors, executive officers, immediate family members and certain other persons with specified relationships to the Company (a “Related Person”) except where clearly in the interest of the Company and appropriately reviewed and approved. This Policy is set forth in writing and administered by the Audit Committee and applies to any transaction or relationship or series of similar transactions, arrangements or relationships with a Related Person (a “Related Person Transaction”). Under the Policy, Related Persons must inform the Chief Financial Officer of any proposed Related Person Transaction, and the Chief Financial Officer must seek approval of the Audit Committee for any proposed transaction with a Related Person of which he is informed or becomes aware. The Audit Committee will review the material facts of any Related Person Transaction and approve such transaction prior to committing the Company to such transaction. If advance approval is inadvertently not obtained, then the Audit Committee must ratify the Related Person Transaction or take other appropriate action. In making its determination, the Audit Committee will consider all relevant factors, including (i) the extent of the Related Person’s interest in the Related Person Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Person Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) benefit to the Company, and (v) the aggregate value of the Related Person Transaction.

Related Person Transactions

Mark Mactas, who served as the Chief Executive Officer and President of Towers Perrin prior to the Merger, is currently the President and Chief Operating Officer of Towers Watson. Mark Mactas’ brother, Edward Mactas, is currently employed as an Account Director with Towers Watson. Edward Mactas served as the Managing Consultant for Watson Wyatt’s Atlanta office from April 2005 (when he joined Watson Wyatt) through the closing of the Merger. His annual compensation exceeds $120,000.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Compensation Discussion and Analysis will provide you with an overview and analysis of (i) our compensation programs and policies for certain of our executive officers identified below; (ii) the material compensation decisions made by the Compensation Committee (the “Committee”) of the Board of Directors under those programs and policies as reflected in the executive compensation tables that appear following this Compensation Discussion and Analysis; and (iii) the material factors that the Committee considered in making those decisions.

The Company’s executive compensation philosophy and the elements of our executive compensation program with regard to the six-month period from January 1, 2010, the effective date of the Merger, through June 30, 2010, the end of its fiscal year (the “Interim Post-Merger Period”), are summarized below:

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The main objectives of the Company’s executive compensation program are attracting, motivating and retaining the best executives and aligning their interests with our strategy of maximizing stockholder value.

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Total direct compensation under the Company’s executive compensation program consists of base salary, supplemental performance-based awards in the form of fiscal year-end bonuses and long-term incentive opportunities.

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The Committee is responsible for evaluating and setting the compensation levels of our executive officers.  In setting compensation levels for executives other than the CEO, the Committee solicits the input and recommendations of our CEO, John J. Haley, as well as the input and recommendations of our President and COO, Mark V. Mactas (with respect to those executive officers who report to the President).

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Our total direct compensation is generally aligned with the market median of our peer group.  Because the Company is in the process of integrating two legacy companies with different compensation philosophies, the current focus of the Committee is on ensuring that the total compensation of our executives is aligned with the market rather than undertaking a component-by-component mapping of each element of compensation to the market.  It is the expectation of the Committee that, in due course, the Company will harmonize all elements of compensation for the full executive team.

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Due to the need to focus on the strategic integration of the Company, for the foreseeable future, the compensation of our named executives will be more heavily weighted towards annual cash compensation than long-term incentives as compared with our peer group.  Over time, the Committee will continue to evaluate both the level and mix of compensation to ensure that it continues to meet the best interests of the Company and its stockholders.

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The Committee will continue to consider all relevant competitive factors in determining compensation for our named executive officers.

Named Executives

Under the heading “Executive Compensation,” we present a series of tables containing specific information about the compensation earned or paid for the Interim Post-Merger Period to the following individuals, whom we refer to as our named executives:

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John J. Haley, Chief Executive Officer and Chairman of the Board

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Roger F. Millay, Vice President and Chief Financial Officer

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Mark V. Mactas, President, Chief Operating Officer and Deputy Chairman of the Board

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James K. Foreman, Managing Director, North America

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Gene H. Wickes, Managing Director, Benefits

The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context within our overall compensation program.

How We Determined and Assessed Executive Compensation for Our Named Executives

Following the Merger, the Company’s newly constituted Compensation Committee (the “Committee”) determined the compensation for our executive officers for the Interim Post-Merger Period.  The Committee is responsible for evaluating the performance of the CEO and, either as a Committee or together with the other independent Directors of the Board, determining and approving the CEO’s compensation.  The Committee is also responsible for reviewing and approving performance reviews and compensation of the non-CEO executive officers taking into account recommendations by the CEO (and recommendations by the President with respect to those executive officers who report to the President) and administering the Company’s cash- and equity-based incentive plans.

The Committee determined that compensation for the Interim Post-Merger Period should be treated as transitional, in large part maintaining Watson Wyatt compensation programs for executives who had worked for that company prior to the Merger and maintaining Towers Perrin compensation programs for executives who had worked for that organization prior to the Merger.  This approach reflected the Committee’s determination that it was necessary first to focus on integrating the management, operations and business plan of the two companies before implementing an integrated and comprehensive executive compensation structure, as well as the fact that prior to the Merger the two companies had different fiscal years and thus different compensation cycles.

At Watson Wyatt, executives’ total direct compensation traditionally consisted primarily of base salary, supplemental performance-based awards in the form of annual fiscal year-end bonuses, and long-term incentive opportunities that were settled in stock pursuant to its Performance Share Bonus Incentive Program (the “SBI Program”).  The only component not available to all associates was the long-term incentive opportunity.

At Towers Perrin, executives’ total direct compensation likewise consisted of base salary and supplemental performance-based awards in the form of annual fiscal year-end bonuses.  However, due to its status as a privately held company, Towers Perrin did not offer a long-term equity award program to its executives as an element of annual compensation.  Rather, Towers Perrin maintained an additional annual compensation program in the form of a bonus for those employees known as “Principals,” who generally were owners of Towers Perrin shares.  The Principal bonus program was a discretionary incentive program, and, in accordance with Towers Perrin’s private company structure, was a means by which Principals shared in Towers Perrin’s profits each year.  The amount of the Principal bonus was based, in part, on the amount of the annual fiscal year-end bonus earned under the individual bonus program.

Based on the foregoing considerations, the Committee made the following executive compensation decisions for the Interim Post-Merger Period:

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The Committee determined that the named executives should maintain their respective base salaries and target bonus percentages for the purposes of determining pro rata fiscal year-end bonuses for the Post-Merger Period;

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The Committee awarded annual bonuses that generally were at or above target, based on discretionary assessments of relevant business unit performance, individual contributions to business performance, and overall financial results;

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The Committee awarded stock options to executives who formerly had worked at Watson Wyatt with a grant date fair value equal to one-half of the target value of awards traditionally made under Watson Wyatt’s SBI Program.  These awards took into account the fact that Watson Wyatt had suspended its SBI Program in anticipation of the closing of the Merger and in lieu thereof had awarded stock options for the six months prior to the Merger with a grant date fair value equal to one-half of the target values of SBI Program awards; and

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As contemplated by Towers Perrin and Watson Wyatt in connection with the Merger, the Committee determined that it would not issue options to Towers Perrin executives relating to the six-month period ending June 30, 2010.

These compensation programs and determinations are discussed in greater detail below.

Elements of Our Executive Compensation Program

For the six months ended June 30, 2010, our named executive’s total direct compensation consisted primarily of the following integrated components: base salary, supplemental performance-based awards in the form of fiscal year-end bonuses, and, for the named executives from Watson Wyatt, a long-term incentive opportunity in the form of nonqualified stock options.

Base Salary

In order to provide a fixed level of compensation for the performance of an executive’s regular duties, the Company pays all of its named executives a fixed, annual base salary.  For the six months ended June 30, 2010, the Committee maintained the base salaries that were in effect for each of the named executives at their respective organizations immediately prior to the Merger.

Fiscal Year-End Bonuses

The Company’s named executives participate in an annual fiscal year-end bonus program, which the Company provides in order to supplement base salary and reward achievement of individual, business segment/function and/or overall Company results for the most recently completed fiscal year.  The bonus program was operated under the stockholder-approved Watson Wyatt Incentive Compensation Plan, which was assumed by the Company in the Merger.  Pursuant to this program, for the six months ended June 30, 2010, the Committee maintained each named executive’s bonus target as a percentage of base salary that had been assigned to him at the company where he worked prior to the Merger, as shown in the table below:

Name	Target Bonus Percentage
John Haley	100.0%
Roger Millay	62.5%
Mark Mactas	125.0%
James Foreman	100.0%
Gene Wickes	62.5%

The amount of fiscal year-end bonuses awarded as a percentage of target is discretionarily determined.  Following the end of the fiscal year, Mr. Haley’s Interim Post-Merger Period bonus was approved by the Board of Directors based on the recommendations of the Committee. The Committee recommended, and the Board of Directors approved, a pro-rated bonus of $571,875, equal to 125 percent of Mr. Haley’s target bonus.

The principal factors taken into account by the Committee in determining Mr. Haley’s bonus were his performance against a variety of objective and subjective performance criteria established by the Committee for the six months ended June 30, 2010.  The primary financial goal established by the Committee was to exceed an adjusted earnings per share target of $1.65.  Adjusted earnings per share include a normalized income tax rate and exclude transaction and integration costs resulting from the Merger, non-cash stock-based compensation arising from the Merger and amortization of Merger accounting intangible assets.  The Committee determined that adjusted earnings per share was the most appropriate objective financial goal for measuring Mr. Haley’s performance during the Interim Post-Merger Period because the Company’s board and management use adjusted measures of income to evaluate management’s performance internally and separately evaluate management’s performance with respect to transaction and integration activities.  Actual Diluted Earnings per Share for the six months ended June 30, 2010 were $0.89, and, following the adjustment for the items described above, Adjusted Earnings per Share for the six months ended June 30, 2010 as reported by the Company were $1.82.  The Committee also evaluated Mr. Haley’s performance against a number of other established goals, including progress in achieving synergy cost savings in connection with the Merger and progress in establishing and communicating a new quality assurance program for the combined Company.

In determining partial year bonus payments for the six months ended June 30, 2010 for the named executives other than Mr. Haley, the Committee asked for recommendations from Mr. Haley and Mr. Mactas for each of their direct reports.  In making their recommendations for the named executives, Mr. Haley and Mr. Mactas reviewed the performance of each of the named executives that reports to them against the executive’s individual goals for the Interim Post-Merger Period.  For our named executives, these goals consist primarily of objectives addressing the financial performance and effective management of their respective business practice, region or corporate function.  While this process reflects a methodical approach to evaluating the job performance of our named executives, achievement of these goals is evaluated subjectively and scored in four weighted performance domains, as described below.  In making their recommendations, Mr. Haley and Mr. Mactas also took into consideration the named executive’s experience, the extent to which the named executive has contributed to the Company’s success during the Interim Post-Merger Period, bonus pool levels for the Company as a whole, peer group competitive data and relative pay levels of other Towers Watson associates.

The amount of fiscal year-end bonuses awarded as a percentage of target is discretionarily determined.  Following the conclusion of the Interim Post-Merger Period, Mr. Haley and Mr. Mactas evaluated the performance of each of the other named executives by scoring their performance in four weighted performance domains, as follows: (i) business practice, region or corporate function (representing a qualitative assessment of financial and individual performance in leading their respective practice, region or corporate function) – 50 percent; (ii) Towers Watson (representing a subjective judgment of their contribution to the Company as a whole during the Interim Post-Merger Period) – 25 percent;  (iii) Personal goals (representing individual goals that were developed for each named executive) – 15 percent; and (iv) Executive Committee (EC) participation (representing their contribution as a member of the Company’s EC) – 10 percent.  Mr. Haley and Mr. Mactas assigned a rating to each of the other named executives for each performance category, which was then applied against the weighting for the particular category and totaled for each of the named executives to arrive at an overall performance rating for the fiscal year utilizing a six-point scale.  A named executive’s actual bonus was based on this rating and the named executive’s applicable bonus funding percentage.  The bonus funding percentage is the percentage of the Company-wide bonus pool that was subjectively allocated to each applicable practice, region or corporate function as a result of their performance during the Interim Post-Merger Period.

In making their recommendations within the framework discussed above, Mr. Haley and Mr. Mactas took into account each named executive’s responsibilities and accomplishments during the Interim Post-Merger Period.  In addition to the sustained profitability of the Company during the Interim Post-Merger Period relative to its peers despite a difficult economic environment and the significant distractions created as a result of the post-Merger integration, the bonus recommendations provided to the Committee by Mr. Haley and Mr. Mactas took into account the qualitative assessment described below of each named executive’s performance during the fiscal year.

During the Interim Post-Merger Period, Mr. Millay reorganized and integrated the finance and accounting functions of the two legacy organizations, and ran a very smooth “day one” operation that ensured that all billing and financial reporting systems were in place and functioning on the first business day following the effective date of the Merger.  He also held effective meetings with the financial analysts who follow the Company, and introduced and oversaw successful implementation of a strategy for the Company to acquire a significant number of shares of  Class B-1 Common Stock in an orderly fashion through a tender offer for Class B-1 shares, in order to allow the Company to reduce the potential impact from such shares on the market price of the Company’s Class A Common Stock and on the Company’s ability to raise capital through the sale of additional securities.

Mr. Mactas provided strong leadership in forming the combined executive team, and made significant contributions towards the integration of the two legacy companies.  He successfully focused on controlling costs subsequent to the merger and maintaining the profitability of the combined Company, and he demonstrated pronounced leadership in the development of an integrated total rewards program on a global scale for the Company’s associates.

Mr. Foreman developed an organizational structure and selected a leadership team for the Americas Region during the Interim Post-Merger Period.  He developed and announced the Client Development Group for the Americas and was successful in actively securing key client relationships.  He also co-led a team that developed a global contracting and pricing policy for use by the merged Company. Although revenues were off slightly for the Americas Region, profits remained solid.

Mr. Wickes invested considerable energy in filling key leadership positions in the Benefits Segment.  Under Mr. Wickes’ leadership, while revenue growth for the Benefits Segment came in slightly below expectations during the Interim Post-Merger Period, profitability results for the Benefits Segment were very good.  Mr. Wickes also made significant contributions to the Company’s benefit redesign initiative in connection with the harmonization and integration of benefit programs globally.

Mr. Haley reviewed the performance of Messrs. Mactas and Millay (both of whom report directly to him) and Mr. Mactas reviewed the performance of Messrs. Foreman and Wickes (both of whom report directly to him).  Based on their represented strong performance, Mr. Haley and Mr. Mactas recommended annual bonuses ranging from 106.5 percent to 122.4 percent of target for the other named executives who report to them, as set forth below.

Name	Area	Bonus as a Percentage of Target
Millay	F&A	115.2%
Mactas	COO	115.0%
Foreman	North America	106.5%
Wickes	Benefits Segment	122.4%

Mr. Haley discussed each recommendation with the Committee.  The Committee has the discretion to increase or decrease each of these amounts (though not above the maximum incentive award established by the Committee, described under “Tax and Accounting Treatments of Elements of Compensation” below), but determined to approve all of the recommended payouts without adjustment.

Long-Term Incentive Compensation: Nonqualified Stock Options

Historically, Watson Wyatt had provided only its most senior executives with long-term incentive compensation under its SBI Program.  The SBI Program was designed to advance Watson Wyatt’s executive compensation objectives by rewarding the achievement of strategic performance objectives with equity.  As a result, Watson Wyatt weighted its SBI Program so that it provided a significant portion of its named executives’ total direct compensation opportunity.  In anticipation of the Merger, Watson Wyatt’s Compensation Committee granted stock options as incentive compensation in lieu of establishing awards under the SBI Program for fiscal 2010.  The options were granted to senior executives who otherwise would have been selected to receive SBI Program awards.  Because the anticipated timing of the Merger fell six months into Watson Wyatt’s fiscal year, the Black-Scholes value of options granted was equal to approximately one-half of the target value of prior grants under the SBI Program.

The Committee determined to grant nonqualified stock options as incentive compensation to the named executives from Watson Wyatt to address these compensation considerations for the Interim Post-Merger Period.  To address the six-month timeframe from the date of the Merger through the end of the fiscal year, the Committee granted options with a Black-Scholes value equal to approximately one-half of the target value of traditional grants under the SBI Program.  The number of options granted was determined by reference to the SBI Program which had existed at Watson Wyatt, pursuant to which the target number of performance shares that could be earned by an executive represented a multiple of the cash portion (75 percent) of the named executive’s target bonus for the year of grant, with the multiples ranging from 2.0 for Mr. Haley and 1.25 for Mr. Millay to 1.0 for Mr. Wickes.  Mr. Haley’s multiple is higher because his leadership is considered by the Committee to be critical to the Company.  Mr. Millay’s multiplier, while not as high as Mr. Haley’s, is higher than for the other named executives from Watson Wyatt in order to reflect the significance of his role as Chief Financial Officer.

The options were granted on March 4, 2010 under the Company’s 2009 Long-Term Incentive Plan.  The options were granted to high-performing senior executives of the Company from Watson Wyatt, including the named executives from Watson Wyatt.  These executives were determined by the Committee to have a direct impact on or responsibility for driving strategy throughout the Company.  The options have a seven-year term and were fully vested upon grant, so that participants will be able to realize value under their options only to the extent that the value of the Company’s stock price appreciates.  The number of options granted to Messrs. Haley, Millay and Wickes was 51,403, 12,073 and 10,097, respectively.

Long-Term Incentive Compensation: Transaction Awards

In October of 2009, Towers Perrin issued awards of restricted stock units (RSUs) to certain Towers Perrin employees, including Mr. Foreman.  Each RSU was a notional unit representing a contingent right to receive an equity, equity-equivalent or cash award, as determined by the Towers Perrin board, in the event of a change in control of Towers Perrin.  The RSUs were intended to provide appropriate incentives to a designated, broad-based group of employees of Towers Perrin in order to retain the services of such persons in the event of a change in control.  In Mr. Foreman’s case, his RSU award was also intended to provide him with an equity stake in any potential change in control transaction on a relatively equivalent basis as any other long-tenured Towers Perrin Principal, consistent with warrants he had been granted (but which have since expired by their terms without becoming exercisable) when he was rehired by Towers Perrin in June of 2007.  Pursuant to the terms of the Towers Perrin RSUs, effective January 1, 2010, Mr. Foreman was granted a Transaction Award of 111,180 shares of restricted Towers Watson Class A Common Stock, which shares are generally subject to a three-year contractual vesting schedule and other restrictions.

Retirement and Savings Plan Benefits

Retirement and Savings Plans

Each of the named executives participates in a defined benefit plan sponsored by each of the respective legacy organizations that is available to associates in the United States.  The Company’s sponsorship of such plans is consistent with our belief that defined benefit plans continue to represent a crucial and viable means for us to provide for the future retirement security of our associates and to encourage sustained service to the Company. More details regarding the defined benefit plans are included in the discussion following the Pension Benefits Table on page 39.  Also see the “Events Subsequent to the Interim Post-Merger Period” section beginning at page 28. Each of our named executives is also eligible to participate in a 401(k) plan that is available to associates in the United States.

Nonqualified Retirement Plans

The legacy organizations also sponsor nonqualified defined benefit plans and, at Watson Wyatt, a nonqualified defined contribution retirement plan in which our named executives participate, which provide benefits in excess of Internal Revenue Code (“Code”) limits. The purpose of these plans is to provide our senior executives in the United States with the retirement benefits they would have received in the absence of the Code limitations.

Employee Welfare Benefit Plans

Our named executives are eligible for medical, life insurance and other welfare benefits available to other associates, depending upon the organization they were employed by prior to the Merger and the region in which they are located.  There are no special medical plans or other welfare plans for our named executives, except that the named executives from Watson Wyatt are covered by an excess personal liability policy that the Company provides only to certain of its senior executives from Watson Wyatt.

Severance Benefits

The Company has not entered into employment agreements with its named executives, but in the Merger the Company assumed arrangements that were in place at Towers Perrin.  The Company maintains severance pay guidelines for U.S.-based Watson Wyatt associates, which would include the named executives from Watson Wyatt.  The guidelines provide for severance pay in an amount equal to two weeks pay for each full year of the named executive’s service, up to a maximum of 24 weeks’ pay, or an amount equal to one week’s pay for each full year of service, whichever is greater, payable in a lump sum upon termination.  These guidelines were enhanced on an interim basis from the effective date of the Merger through June 30, 2010.  The enhanced guidelines applied to associates whose employment was terminated due to lack of work or position elimination as a result of the Merger.  The enhanced guidelines provided for severance pay in an amount equal to two weeks pay for each full year of the named executive’s service, plus four weeks, up to a maximum of 44 weeks’ pay, payable in a lump sum upon termination.  Any severance benefits payable to a named executive in such circumstances would be entirely discretionary and would be subject to the approval of the Committee.

The Company assumed transaction-based compensation agreements that Towers Perrin entered into effective December 31, 2008 with certain of its executives, including Messrs. Mactas and Foreman.  These agreements provide for severance benefits in the event of a termination of employment under certain circumstances within two years after a Change in Control (as defined in the agreement). These agreements were provided to incent these executives to exert their maximum efforts for, and remain in the employ of, Towers Perrin leading up to, and during the transition period following, a “change in control.” The Merger constituted a change in control for purposes of the transaction-based compensation agreements.

Under the terms of the transaction-based compensation agreements, in the case of termination by the Company other than for “cause”, or by the executive officer for “good reason”, within two years after a Change in Control (or within one year prior to the change in control if the executive demonstrates the termination or event was in contemplation of the change in control), the Company will provide the executive officer with a lump-sum cash payment equal to the sum of the following, in addition to any previously accrued but unpaid payments and benefits: (1) a prorated bonus for the calendar year in which the termination occurs, calculated using: the average of the executive’s “Annual Bonus” (generally defined to include the bonuses received under the individual and principal bonus programs) in respect of the three (or fewer) completed calendar years (annualized with respect to any such calendar year for which the executive officer has been employed for only a portion of such year) immediately prior to the calendar year in which the change in control occurred; and (2) an amount equal to two times the executive officer’s “Annual Compensation” which is defined as the sum of (a) the executive’s base salary (as in effect prior to the termination or, if greater, immediately preceding the change in control), and (b) the executive’s target individual bonus (or, if greater, the average of the executive’s individual bonus in respect of the three (or fewer) calendar years immediately prior to the calendar year in which the change in control occurs).  Payments under the transaction-based compensation agreements are reduced to the extent necessary to avoid application of the “golden parachute” excise tax and deduction limitations of the Code.  The transaction-based compensation agreements do not provide for any payments upon the executive’s death or disability.

For purposes of the transaction-based compensation agreements, “cause” generally includes the executive’s termination of employment due to (1) the executive’s conviction of, or plea of guilty or no contest to, a felony; (2) the willful failure of the executive to perform his or her duties to the Company; or (3) the willful engaging by the executive in gross misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise. “Good Reason” generally includes: (1) any material reduction in (a) the executive’s base salary, or (b) the amount of the annual bonus; (2) the assignment to the executive of any duties materially inconsistent with the nature and status of the executive’s responsibilities immediately prior to the change in control, except where the executive’s overall duties and status among the Company and its affiliates are not substantially altered; (3) the executive’s duties, titles, responsibilities or authority (including offices and reporting relationships) are materially diminished except where the executive’s overall duties, title, responsibilities and authority among the Company and its affiliates are not substantially altered; or (4) required relocation of the executive more than fifty (50) miles from where the executive was based immediately prior to the change in control.

Tax and Accounting Treatments of Elements of Compensation

Section 162(m) of the Code disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year, excluding compensation that is considered to be “performance based.”  Under the Incentive Compensation Plan, which was approved by the stockholders of Watson Wyatt and assumed by Towers Watson in connection with the Merger, annual fiscal year-end bonuses paid to senior executives may qualify as “performance-based compensation” that is not counted toward the $1 million limitation on deductibility of compensation ..

At the beginning of fiscal year 2010, prior to the Merger, the Watson Wyatt Compensation Committee established the fiscal year (July 1, 2009 to June 30, 2010) as the performance period and established the maximum incentive award as 2.5 percent of net income for the performance period in the case of the CEO and any other participant who is a member of the Board, and 1.5 percent of net income for each other named executive.  For fiscal year 2010, the Committee certified the amount of net income as defined under the plan for the performance period and each participant’s maximum award under the plan, and determined each participant’s actual award as described above.  The bonuses actually paid were well below the maximum incentive awards established by the Watson Wyatt compensation committee.

As a result, the pro rata fiscal year-end bonuses for the six months ended June 30, 2010 paid to the executives under the Incentive Compensation Plan will not be counted toward the $1 million limitation on deductibility of compensation .  Likewise, because they were granted under a stockholder-approved plan and other requirements were satisfied, the stock options awarded to executives who formerly worked with Watson Wyatt are not subject to the $1 million limitation on deductibility of compensation.

Compensation Decision Process and Methodology

Role of Compensation Consultants

The Committee is responsible for evaluating the compensation levels for each of the named executives of the Company and for administering the Company’s cash- and equity-based plans.  Following the Merger, the Committee, shortly after it had been formed, retained Radford, an affiliate of Aon Corporation, Inc., as its compensation consultant to support the Committee in meeting those responsibilities.  Radford’s work is performed directly under the guidance of the Committee, working in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities.  In such a role, Radford serves as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the Company’s evolving compensation program structure in supporting the Company’s current and future business strategy and human resource objectives.  The Committee has the sole authority to retain and terminate the services of Radford.

For the six months ended June 30, 2010, Radford supported the Committee by:

•

Reviewing the Company’s competitive market data with respect to the CEO’s and senior executives’ compensation and conducting a competitive review and analysis of the Company’s current executive compensation program in comparison to competitive market survey data and executive pay at peer group companies, as described below;

•

Participating in all of the Committee’s meetings and conference calls (there were ten such meetings or calls during the six months ended June 30, 2010) and, when requested by the Committee chair, in the Committee’s executive sessions;

•

Reviewing and providing input on the Company’s considerations for its future incentive program designs, including the Company’s aggregate usage of equity;

•

Assisting with transition issues related to the integration of Watson Wyatt and Towers Perrin compensation programs following the Merger; and

•

Providing information on executive compensation trends, as requested.

Also, for the six months ended June 30, 2010, the Company’s Human Resources department utilized internal Company executive compensation consultants to provide various services pertaining to executive compensation. These services included assisting in developing a preliminary future design of the Company’s compensation and incentive programs for the Committee’s consideration, recommending financial and other targets to be achieved under those programs, recommending changes to existing Watson Wyatt and Towers Perrin legacy plans and programs applicable to our named executives and other senior executives, and preparing analyses of financial data, peer group comparisons and other briefing materials for management’s review.  Neither the Company’s Human Resources department nor its internal consultants had any direct role in the Committee’s deliberations or decisions.

Use of Peer Company Data

In making its determinations, the Committee relied on publicly available information for a select group of peer group companies, commissioned survey data and its own knowledge of the market for key executives.  The peer group was selected by the Committee based on the recommendations of Radford and input from management on the comparability of the business operations of potential peer group companies.  Information regarding the peer group companies was utilized to inform decisions regarding the assessment of competitive pay levels and mix, annual performance/merit driven compensation and future program design, but not to “benchmark” or target a specific relative level of compensation.

The peer group companies include those few public companies with human resources consulting lines of business.  Because many of the Company’s direct competitors are privately owned (e.g., the Hay Group) or are subsidiaries of larger public companies (e.g., Mercer Human Resource Consulting and Buck Consultants), the number of direct competitors for which public information is available for peer group comparison is limited.  Therefore, additional peer group companies in other industries were selected using the following criteria: (a) reasonably comparable size (based on revenue and market capitalization); (b) positive earnings before interest, taxes, depreciation and amortization (“EBITDA”); (c) high human capital/low financial capital business model; and (d) global reach.

For conducting a competitive assessment of the compensation levels of each of its named executives in fiscal year 2010, the Committee approved a peer group of eighteen companies, as follows:

•

AllianceBernstein Holdings L.P.

•

Aon*

•

Arthur J. Gallagher & Co.

•

CACI International Inc.

•

Cognizant Technologies Solutions

•

FTI Consulting, Inc.

•

Gartner, Inc.

•

Hewitt Associates, Inc.*

•

Huron Consulting Group

•

IHS Inc.

•

ManTech International Corporation

•

Marsh & McLennan Companies*

•

Navigant Consulting, Inc.

•

Paychex, Inc.

•

Robert Half International Inc.

•

SAIC, Inc.

•

SRA International, Inc.

•

Unisys

*

The full peer group is used while examining pay levels, while these direct competitors are the greater focus for pay practice information (i.e., the specific mix including base, bonus, long term incentives, etc.).

In comparison to the peer group of companies, Towers Watson was at the 65th percentile in terms of number of employees, the 76th percentile in terms of revenues, and the 47th percentile in terms of market capitalization.  The competitive assessment performed by Radford indicated that overall, the Towers Watson executives’ target total direct compensation (target total cash plus actual 2009 equity grant value) is positioned between the market 25th and 50th percentiles for most executives, including the CEO.  Towers Watson’s pay mix is generally weighted more towards cash compensation and less towards equity compensation in comparison to our peer group companies.

Stock Ownership Guidelines

For the six months ended June 30, 2010, the Company has kept in place the Watson Wyatt stock ownership guidelines for legacy Watson Wyatt associates.  The stock ownership guidelines currently applicable are intended to align associates’ financial interest with the interests of other stockholders and the Company.  No stock ownership guidelines are currently applicable to legacy Towers Perrin associates.  The Committee is currently assessing the extent to which stock ownership guidelines will be applied on a global basis going forward.

For our named executives from Watson Wyatt, the guidelines call for accumulating and holding vested shares having a value in excess of 150 percent of base salary, with such guideline prorated over the first ten years of employment with the Watson Wyatt and Towers Watson.  Each of our named executives had satisfied his guideline as of June 30, 2010, and owned substantially more stock than required by the guidelines.

Events Subsequent to the Interim Post-Merger Period

In August 2010, as part of its ongoing effort to develop an integrated and comprehensive executive compensation structure in tandem with the Board’s focus on integrating the management, operations and business plan of the legacy companies, the Committee has approved a number of compensation programs relating to the named executive officers.  As part of the new compensation framework, executive officer annual base salaries were established and target bonus amounts for executive officers were set under the Company’s Incentive Compensation Plan (formerly the Watson Wyatt Incentive Compensation Plan) at 125 percent of salary for the Chairman and Chief Executive Officer, 100 percent of salary for the President and Chief Operating Officer and 80 percent of salary for the other named executives.  Actual bonuses will continue to be determined discretionarily after the end of the fiscal year based on achievement of individual, business segment/function and/or overall Company results for the most recently completed fiscal year.

Also in August 2010, the Committee and each legacy company approved a new stable value pension design for qualified and non-qualified pension plans maintained for U.S. associates, including the named executives.  This new design will reduce the Company’s future pension expense and liability for retirement benefits.  Effective December 31, 2011, benefit accruals will be frozen under the current benefit terms of the Towers Perrin Retirement Plan for U.S. Employees, the Watson Wyatt & Company Pension Plan for U.S. Employees, the Towers Perrin Retirement Income Restoration Plan, and the Excess Benefit Plan of Watson Wyatt & Company and Excess Compensation Plan of Watson Wyatt & Company, and benefits will accrue under the stable value pension design for service rendered on or after January 1, 2012.

Under the stable value plan design, the qualified and supplemental non-qualified plans will provide each eligible participant with a lump sum benefit equal to 15 percent of each covered year's pay up to the Social Security wage base, and 20 percent of each covered year's pay in excess of the wage base (including under the supplemental non-qualified benefit, pay in excess of limits for qualified plan benefits under the Code), with pay for these purposes consisting of salary, bonus when paid and, for non-executives, any overtime. The lump sum will be reduced for commencement prior to age 62. Participants in the qualified pension plan may, in most instances, choose to receive the value of their lump sum benefit as an annuity at the time of retirement.  Participants in the non-qualified plans will have their benefit paid out in a lump sum six months after they separate from service.  Benefits will not be capped based on years of service.  Mr. Haley, who had previously reached the maximum service accrual under the Watson Wyatt & Company Pension Plan for U.S. Employees and the Excess Benefit Plan of Watson Wyatt & Company, will be eligible to begin accruing benefits under the new stable value pension design for his service after December 31, 2011.

The Committee and legacy Watson Wyatt also froze contributions under the Watson Wyatt Deferred Savings Plan, a non-qualified supplemental savings plan, effective immediately following the date that contributions are made with respect to the 2011 plan year.

In September 2010, the Committee finalized the design of a long-term, equity-based compensation program for executive officers, consisting of performance-vested RSUs granted pursuant to the Company’s shareholder-approved 2009 Long Term Incentive Plan.  The RSUs are designed to provide the Company an opportunity to offer long-term incentives and to provide key executives with a long-term stake in the success of the Company.  The RSUs are notional, non-voting units of measurement based on the Company’s Common Stock.  Under the RSUs, participants become vested in a number of RSUs based on the achievement of specified levels of financial performance during the performance period set forth in the agreement, provided that the participant remains in continuous service with the Company through the end of the performance period.  Any RSUs that become vested shall thereafter be payable in shares of Class A Common Stock of the Company.  Dividend equivalents will accrue on the RSUs and vest to the same extent as the underlying shares.  The Committee also approved grants of RSUs (the “Awards”) to the Company’s named executives for the 2010 to 2013 performance period.  Individual grant amounts were set at 200 percent of salary for the Chairman and Chief Executive Officer, 150 percent of salary for the President and Chief Operating Officer and 80 percent of salary for the other named executives.  Between zero and 204% of the target number of RSUs will vest based on the extent to which specified performance metrics are achieved over a three-year performance period (July 1, 2010 to June 30, 2013), subject to the named executive officer’s continued employment with the Company through the end of the performance period.  The Committee established adjusted EBITDA margin for the six-month period ending June 30, 2013 and revenue growth during the performance period (based on fiscal year 2013 revenue versus fiscal year 2010 revenue) as the performance metrics for the Awards.  The Committee has the authority to exercise negative discretion in determining the number of RSUs that become vested and payable pursuant to the Awards.

COMPENSATION COMMITTEE REPORT

Our Committee is composed of four independent Directors, each of whom meets the independence requirements of the NYSE and NASDAQ listing standards and the rules and regulations of the SEC.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on the Company’s website (www.towerswatson.com), in the “Investor Relations” section.

We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the CEO, CFO and COO.  Based upon our review and such discussion, we recommended to the Board that the CD&A be included in this disclosure document.

THE COMPENSATION COMMITTEE:

Gilbert T. Ray (Chair)

Linda D. Rabbitt

Paul Thomas

Wilhelm Zeller

Compensation of Executive Officers

General Overview

The tables and narratives set forth below provide specified information concerning the compensation of our named executive officers.  The Summary Compensation Table below reports:

•

Compensation paid or accrued by Towers Watson with respect to services rendered to Towers Watson for the six months from January 1, 2010, the effective date of the Merger, to June 30, 2010, the end of the fiscal year;

•

With respect to Messrs. Haley, Millay and Wickes, who previously served at Watson Wyatt, compensation paid or accrued with respect to services rendered to Watson Wyatt for the six months of its fiscal year from July 1, 2009 to December 31, 2009, the day before the effective date of the Merger, and for the fiscal years ended June 30, 2009 and 2008; and

•

With respect to Messrs. Mactas and Foreman, who previously served at Towers Perrin, compensation paid or accrued with respect to services rendered to Towers Perrin for the fiscal years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Non-Equity Nonqualified Deferred Compensation Earnings($)(5)	All other Compensation ($)(6)	Total ($)
John J. Haley	2010	$457,500	$571,875	$0	$614,995	$1,460,279	$117,494	$3,222,143
Chief Executive Officer and Chairman of the Board	2010	457,500	640,500	0	566,965	0	0	1,664,965
	2009	905,000	1,281,000	1,372,500	0	511,176	87,393	4,157,069
	2008	865,000	1,300,000	1,312,500	0	2,491,531	79,495	6,048,526

Roger F. Millay(7)	2010	275,000	198,000	0	144,444	122,900	33,123	773,467
Vice President and Chief Financial Officer	2010	275,000	200,000	0	133,160	71,619	1,800	681,579
	2009	481,250	558,000	322,266	0	120,607	6,900	1,489,023

Mark V. Mactas	2010	350,000	503,125	0	0	1,134,734	12,700	2,000,559
President, Chief Operating Officer and Deputy Chairman of the Board	2009	700,000	2,513,281	0	0	1,075,745	127,584	4,416,610
	2008	681,250	2,376,883	0	0	1,239,982	82,604	4,380,719
	2007	618,750	1,945,001	0	0	605,980	83,694	3,253,425

James K. Foreman(8)	2010	267,500	285,000	5,283,274	0	157,690	12,700	6,006,164
Managing Director, North America	2009	535,000	1,678,250	0	0	382,197	84,796	2,680,243
	2008	532,500	2,000,000	0	0	223,591	46,171	2,802,262
	2007	284,375	1,253,360	0	0	73,947	7,507	1,619,189

Gene H. Wickes	2010	287,500	220,000	0	120,802	538,630	86,204	1,253,136
Managing Director, Benefits	2010	287,500	225,000	0	111,371	328,109	0	951,980
	2009	568,750	699,000	269,531	0	1,065	75,449	1,613,795
	2008	546,250	465,000	257,813	0	427,450	69,762	1,766,275

(1)

With respect to Messrs. Haley, Millay and Wickes, fiscal years include: (i) the six months from the effective date of the Merger, January 1, 2010 to June 30, 2010; (ii) the six months of Watson Wyatt’s fiscal year from July 1, 2009 to December 31, 2009; and (iii) Watson Wyatt’s fiscal years ended June 30, 2009 and 2008.  For the fiscal year ended June 30, 2010, Mr. Haley’s base salary was $915,000, Mr. Millay’s base salary was $550,000, and Mr. Wickes’ base salary was $575,000.

With respect to Messrs. Mactas and Foreman, fiscal years include: (i) the six months from the effective date of the Merger, January 1, 2010 to June 30, 2010; and (ii) Towers Perrin’s fiscal years ended December 31, 2009, 2008 and 2007.  For the six months ended June 30, 2010, Mr. Mactas’ annual base salary was $700,000 and Mr. Foreman’s annual base salary was $535,000.

(2)

Reflects the value of fiscal year-end bonuses earned during the six months from January 1, 2010, the effective date of the Merger, to June 30, 2010, and which were paid in September 2010.  The fiscal year-end bonus program is a discretionary bonus program, which is designed to reward achievement of individual, business segment/function and/or overall results for Towers Watson during the fiscal year.  For the six months ended June 30, 2010, Mr. Haley’s target bonus was 100 percent of his base salary, Mr. Millay’s target bonus was 62.5 percent of his base salary, Mr. Mactas’ target bonus was 125 percent of his base salary, Mr. Foreman’s target bonus was 100 percent of his base salary and Mr. Wickes’ target bonus was 62.5 percent of his base salary.  The amount of the bonus awarded as a percentage of target was discretionarily determined at fiscal year-end by Towers Watson’s Compensation Committee based on the achievement of individual, business segment/function and/or overall results for Towers Watson during the fiscal year.

As part of the terms of Mr. Foreman’s offer letter upon rehire, dated April 19, 2007, Towers Perrin agreed to pay him a hiring bonus of $1,500,000, payable in three annual installments of $500,000 each, to compensate for the loss of certain pension benefits from his prior employer.  Each installment of the hiring bonus was subject to Mr. Foreman’s continued employment on each payment date.  Had Mr. Foreman voluntarily left Towers Perrin before completing one year of service subsequent to receiving the hiring bonus payment for any year, he would have been responsible for repaying such amount.  The amounts reflected in this column include the $500,000 hiring bonus for each of fiscal years 2009, 2008 and 2007.

(3)

With respect to Mr. Foreman, represents the grant date fair value under applicable accounting standards of a restricted stock award of restricted Class A stock of the Company made pursuant to a Transaction Award Agreement dated January 1, 2010 between Mr. Foreman and the Company.  The Transaction Award Agreement was granted pursuant to an outstanding award of restricted stock units issued to Mr. Foreman under the Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan, under which Mr. Foreman had received an award of restricted stock units with respect to the common stock of Towers Perrin, payable in the form of a Transaction Award upon the closing of a change in control.

With respect to Messrs. Haley, Millay, and Wickes, represents, for the years shown, the aggregate grant date fair value under applicable accounting standards of performance-based deferred stock unit awards under Watson Wyatt’s SBI Program.

(4)

With respect to Messrs. Haley, Millay and Wickes, represents the aggregate grant date fair value under applicable accounting standards of options awarded under the Towers Watson & Co. 2009 Long Term Incentive Plan.  Assumptions used in the calculation of these amounts are included in Note 14, “Share-based Compensation,” to our audited consolidated financial statements for the fiscal year ended June 30, 2010, on page 89 of the Company’s Annual Report on Form 10-K.

(5)

Reflects any aggregate increase in actuarial present values during the six months ended June 30, 2010 of Messrs. Haley’s, Millay’s and Wickes’ accumulated benefits under the Watson Wyatt & Company Pension Plan for U.S. Employees and the Excess Compensation Plan of Watson Wyatt & Company.  For the first six months of fiscal year 2010, any increase was determined using assumptions that are the same as those used in Watson Wyatt’s financial statements for the fiscal year ended June 30, 2009, except that retirement is assumed to occur at the earliest unreduced retirement age for the named executives, and no pre-retirement terminations or deaths are assumed to occur.  For the second six months of fiscal year 2010, any increase was determined using assumptions that are the same as those used in Towers Watson’s financial statements for the fiscal year ended June 30, 2010, except that retirement is assumed to occur at the earliest unreduced retirement age for the named executives, and no pre-retirement terminations or deaths are assumed to occur.  In addition, the aggregate increase in actuarial present value for Mr. Wickes reflects the increase for the six months ended June 30, 2010 in the value of his pension benefits under the Towers Perrin Retirement Plan for U.S. Employees and the Towers Perrin Retirement Income Restoration Plan for his service with Towers Perrin through 1996.

The earliest unreduced retirement age for Mr. Haley is age 62 based on the unreduced retirement age for benefits earned after June 30, 2008.  As a result of the transition from prior pension plan provisions to post-2008 benefit provisions, the earliest unreduced retirement age for Mr. Haley changed from age 60 as of June 30, 2009 to age 62 as of December 31, 2009.  Despite the additional accrued benefits payable at age 62, this caused the actuarial present value of his accumulated pension benefits to decrease by $1,043,547 for the period July 1, 2009 through December 31, 2009 (which under SEC rules is reported in the Summary Compensation Table above as zero ($0).  The actuarial present value of his accumulated pension benefits increased by $1,460,279 for the period January 1, 2010 through June 30, 2010, resulting in a net increase of $416,732 for the fiscal year.  The earliest unreduced retirement age for Messrs. Millay and Wickes is age 62 based on the unreduced retirement age for benefits earned after June 30, 2008.

The increases in the actuarial present values for Messrs. Haley, Millay, and Wickes for fiscal year 2010 of $416,732, $194,519 and $866,739, respectively, can be attributed to several factors.  First, the increases are due to current salary levels raising the highest average compensation being used in the calculations for Messrs. Haley and Wickes.  Second, Messrs. Millay and Wickes accrued an additional year of service (Mr. Haley was subject to the 25-year service cap).  Third, because Messrs. Millay and Wickes are younger than the earliest unreduced retirement age, the present value increased because they are one year closer to the assumed retirement date and retirement benefits are thus assumed to be one year closer to payment.  For Mr. Haley, his unreduced retirement age changed from age 60 to age 62, which caused a decrease in his present value as described above.  Fourth, assumption changes made by Towers Watson for financial reporting purposes as of June 30, 2010 amplified the increase in the present value calculations.  These changes included updates to the post-retirement mortality table, a decreased discount rate, and a decreased Excess Compensation Plan lump sum interest rate. These assumption changes increased the present value amounts by a range of 8 percent to 24 percent.  In addition, Mr. Wickes’ increase in pension benefit value reflects the increase in value of his benefits under the Towers Perrin Retirement Plan for U.S. Employees and the Towers Perrin Retirement Income Restoration Plan from December 31, 2009 to June 30, 2010.  The actuarial present value of his benefits under these plans as of December 31, 2009 was $473,540 and $227,430, respectively.

The amounts shown for fiscal year 2010 also include $0 above-market interest on the named executives’ balance in the Deferred Savings Plan for U.S. Employees of Watson Wyatt & Company (which we refer to as the “Watson Wyatt Deferred Savings Plan”).  Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate.  Nonqualified deferred compensation earnings and account balances under the Watson Wyatt Deferred Savings Plan are disclosed in the Nonqualified Deferred Compensation table of this Proxy Statement.

The amounts shown also reflect the aggregate increase in actuarial present values during the six months ended June 30, 2010 of Messrs. Mactas’ and Foreman’s accumulated benefits under the Towers Perrin Retirement Plan for U.S. Employees (which we refer to as the “Towers Perrin Retirement Plan”) and the Towers Perrin Retirement Income Restoration Plan (which we refer to as the “Towers Perrin Restoration Plan”).  For the six months ended June 30, 2010, the increase is determined using assumptions that are the same as those used in Towers Watson’s financial statements for the fiscal year ended June 30, 2010, except that retirement is assumed to occur at age 60 (the earliest unreduced retirement age for the named executives), and no pre-retirement terminations or deaths are assumed to occur.  The specific relevant assumptions for the fiscal year ending June 30, 2010 include using a discount rate of 6.00 percent for the Towers Perrin Retirement Plan and post-retirement mortality based on the mortality assumption described in Section 430(h)(3)(A) of the Code for annuitants applicable in 2010.  In addition, for the Towers Perrin Restoration Plan benefits, which are paid in four approximately equal annual installments, a post-retirement interest rate of 3.00 percent, a discount rate of 5.75 percent and post-retirement mortality based on the UP-94 static mortality table (blended 90/10 for males and females) were used to calculate the value as of June 30, 2010.

The increases in the actuarial present values for the six months ended June 30, 2010 can be attributed to several factors.  First, the increases are attributable to increases in the participants’ accrued benefits for an additional year of service credited under the U.S. plans’ cash balance formula.  Second, the present values increased because the executives are six months closer to the assumed retirement date and retirement benefits are thus assumed to be six months closer to payment. Third, assumption changes used for financial reporting purposes as of June 30, 2010 enhanced the present value calculations by a range of 3 percent to 5 percent for the executives.  The most substantive change was the decrease in the post-retirement interest rate used for the Towers Perrin Restoration Plan.  The variations of the benefit values earned from year to year can primarily be attributed to changes in interest rates used for reporting purposes and the post-retirement interest rate used for the Towers Perrin Restoration Plan and secondarily attributed to increases in the final average pay of the named executive (for 2007 only).

(6)

With respect to Messrs. Haley, Millay and Wickes, for the six months ended June 30, 2010, all other compensation consists of (a) Company matching contributions made to a legacy Watson Wyatt qualified savings plan in the amount of $7,350 for Messrs. Haley and Wickes and $5,550 for Mr. Millay; (b) Company contributions made to a legacy Watson Wyatt nonqualified deferred compensation plan in the amount of $78,031 for Mr. Haley, $31,859 for Mr. Wickes and $27,573 for Mr. Millay; and (c) payment for the annual cash out of excess unused paid time off (all U.S.-based legacy Watson Wyatt associates are subject to the same paid time off limits) in the amount of $32,113 for Mr. Haley and $46,995 for Mr. Wickes.

With respect to Messrs. Mactas and Foreman, for the six months ended June 30, 2010, all other compensation consists of (a) Towers Perrin matching contributions made to a qualified savings plan in the amount of $12,250 each for Messrs. Mactas and Foreman; and (b) premiums paid by Towers Perrin for group term life insurance in the amount of $1,296 each for Messrs. Mactas and Foreman.

Towers Watson provides to its named executives no perquisites or other personal benefits having an aggregate incremental cost for any named executive in excess of $10,000, and as a result, the value of any such perquisites or other personal benefits is not included in this column.

(7)

Mr. Millay commenced employment with Watson Wyatt on August 18, 2008.

(8) Mr. Foreman was rehired by Towers Perrin effective June 18, 2007.

Grant of Plan-Based Awards During the Six Months Ended June 30, 2010

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

John J. Haley	March 4, 2010	0	51,403	$45.88	$614,995
Roger F. Millay	March 4, 2010	0	12,073	45.88	144,444
Mark V. Mactas	N/A	0	0	N/A	0
James K. Foreman	January 1, 2010	111,180	0	N/A	5,283,274
Gene H. Wickes	March 4, 2010	0	10,097	45.88	120,802

(1)

Represents the grant date fair value under applicable accounting standards of a restricted stock award of restricted Class A Common Stock of the Company made pursuant to a Transaction Award Agreement dated January 1, 2010 between Mr. Foreman and the Company.  The Transaction Award Agreement was granted pursuant to an outstanding award of restricted stock units issued to Mr. Foreman under the Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan, under which Mr. Foreman had received an award of restricted stock units with respect to the common stock of Towers Perrin, payable in the form of a Transaction Award upon the closing of a change in control.

The Towers Watson restricted Class A Common Stock received by Mr. Foreman vests over a three-year period; one-third will vest automatically on each of the first three anniversaries of the effective date of the Merger, provided that Mr. Foreman remains an employee of Towers Watson or one of its subsidiaries as of each such anniversary.  If Mr. Foreman’s employment is terminated without “cause” prior to the first anniversary of the Merger, one-third of his shares of Towers Watson restricted Class A Common Stock will be forfeited and the remaining shares will automatically fully vest.  If Mr. Foreman’s employment is terminated without “cause” on or after the first anniversary of the Merger but on or before the third anniversary of the Merger, none of his shares of Towers Watson restricted Class A Common Stock will be forfeited, and all such shares will automatically fully vest upon such termination.  In the event of a voluntary termination by, or a termination for “cause” of, Mr. Foreman, all of his then-unvested restricted Class A Common Stock will be forfeited.

(2)

For the six months ended June 30, 2010, the Company has maintained the compensation structures of the two legacy organizations, as the Company assesses and decides upon the post-Merger compensation structure.  As a result, on March 4, 2010, the Committee granted nonqualified stock options to certain executives who prior to the Merger were with Watson Wyatt, as incentive compensation for the second half of fiscal year 2010 (i.e., January 1, 2010 through June 30, 2010), consistent with Watson Wyatt's practice for the six months prior to the Merger following suspension of its long-term SBI Program (discussed in Note 2 to the Options Exercised and Stock Vested table below).  As contemplated by the legacy companies, the Company did not issue options to key legacy Towers Perrin executives relating to the six months ended June 30, 2010.

The options have an exercise price equal to the grant date market price of the Company’s Class A Common Stock, are fully vested and exercisable, have a term of seven years from the date of grant, subject to earlier expiration upon certain termination of service events, require that shares issued under the option (net of any shares necessary to pay the exercise price or applicable taxes) may not be sold before the third anniversary of the option grant date, and have other customary terms and conditions.

(3)

For Messrs. Haley, Millay and Wickes, represents the grant date fair value of the options awarded determined in accordance with applicable accounting standards, based on the closing price of Towers Watson’s Class A Common Stock on the date of the award of $45.88 and utilizing a Black-Scholes factor of 29.10 percent.

For Mr. Foreman, represents the grant date fair value of the Company’s Class A Common Stock determined in accordance with applicable accounting standards based on the closing price of Watson Wyatt common stock on December 31, 2009, the date immediately preceding the effective date of the Merger.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price(2)($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)

John J. Haley	51,403	$45.88	3/4/17	0	$0
	55,530	42.47	9/9/16

Roger F. Millay	12,073	45.88	3/4/17	0	0
	13,042	42.47	9/9/16

Mark V. Mactas	0	N/A	N/A	0	0

James K. Foreman	0	N/A	N/A	111,180	4,319,343

Gene H. Wickes	10,097	45.88	3/4/17	0	0
	10,908	42.47	9/9/16

(1)

All options reported are fully vested and represent the right to purchase Towers Watson Class A Common Stock at the stated exercise price.

(2)

Represents the closing price on the date of grant of Watson Wyatt common stock (for those options issued prior to the Merger) or Towers Watson Class A Common Stock (for those options issued subsequent to the Merger).

(3)

Represents the market value of the unvested restricted shares based on the closing price of the Company’s Class A Common Stock on June 30, 2010 of $38.85.

Options Exercised and Stock Vested During the Six Months Ended June 30, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

John J. Haley	0	$0	26,183	$1,244,216
Roger F. Millay	0	0	6,149	292,200
Mark V. Mactas	0	0	0	0
James K. Foreman	0	0	0	0
Gene H. Wickes	0	0	5,143	244,395

(1)

With respect to the named executives, no option awards were exercised during the six months ended June 30, 2010.

(2)

Represents grants of deferred stock units (“Performance Shares”) made pursuant to the Watson Wyatt SBI Program whose vesting was accelerated upon the change in control created by the Merger.  In fiscal year 2008 and fiscal year 2009, the Watson Wyatt Compensation Committee (“WWCC”) had established awards with three-year performance cycles for fiscal year 2008 to 2010 (July 1, 2007 to June 30, 2010) and fiscal year 2009 to 2011 (July 1, 2008 to June 30, 2011), respectively.  Under these awards, performance was measured as revenue and earnings per share for the fiscal year prior to the grant versus revenue and earnings per share in the third year of the performance period.

The SBI Program documents stated that the WWCC should accelerate the vesting of awards and provide for their immediate settlement in stock or cash in connection with a change in control, subject to the WWCC’s authority to assure fair and equitable treatment of participants in the SBI Program.

Accordingly, on September 4, 2009, the WWCC determined that, upon and subject to consummation of the Merger, the fiscal 2008 SBI Program awards would not vest, with the effect that nothing would be earned or paid under those awards, and that the fiscal 2009 SBI Program would be paid out at 100% of target.  In reaching these determinations, the WWCC assessed performance to date and projections of performance.  As a result of those evaluations, the WWCC concluded that it was not likely that Watson Wyatt would achieve the fiscal year 2008 to 2010 minimum performance metrics.  With respect to the fiscal 2009 to 2011 performance period, the WWCC determined that it was appropriate to settle the awards at target in order to treat participants fairly, retain key talent, and take account of the fact that the level at which the relevant performance metrics might be met was, as the performance period would be only be halfway completed as of the effective date of the Merger.

As a result, the shares of the Company’s Class A Common Stock reported in the table above immediately vested and became payable to the Company’s named executive officers under the fiscal 2009 SBI Program upon consummation of the Merger.

(3)

Reflects the value as calculated based on the closing price of Watson Wyatt’s common stock on December 31, 2009 of $47.52 per share.  The Towers Watson Class A shares were actually distributed on January 19, 2010.  Based on the Company’s closing share price on the prior business day of $47.97, the actual value of stock paid on the distribution date was $1,255,999 for Mr. Haley, $294,968 for Mr. Millay and $246,710 for Mr. Wickes.

Pension Benefits At 2010 Fiscal Year-End

With respect to Messrs. Haley, Millay and Wickes, the table below provides information as of June 30, 2010 regarding the number of years of credited service, the earliest unreduced retirement age and the present value of accumulated benefits payable at that retirement age with respect to the Watson Wyatt & Company Pension Plan for U.S. Employees (which we refer to as the “Watson Wyatt Pension Plan”), the Excess Benefit Plan of Watson Wyatt & Company (which we refer to as the “Watson Wyatt Excess Benefit Plan”) and the Watson Wyatt Excess Compensation Plan (the “Excess Compensation Plan”), all of which were continued following the Merger.  None of Messrs. Haley, Millay or Wickes has an accrued benefit under the Excess Benefit Plan as of fiscal year-end, and the Excess Benefit Plan is not separately listed.

Mr. Wickes received a $4,055 distribution from the Watson Wyatt Excess Compensation Plan during the six months ended December 31, 2009 to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2009, as well as amounts distributed to cover the income tax thereon.  For Messrs. Haley and Wickes, the present value of accumulated benefits also reflected distributions of $167,241 and $25,741, respectively, from the Watson Wyatt Excess Compensation Plan during fiscal year 2009 to pay the employee portion of the Social Security tax attributable to benefits earned as of June 30, 2008, as well as amounts distributed to cover income tax thereon.  No payments were made from any of these plans to Messrs. Haley or Millay during fiscal year 2010.

With respect to Messrs. Mactas and Foreman, the following table provides information as of June 30, 2010 regarding the number of years of credited service and the present value of accumulated benefits payable at normal retirement age with respect to the Towers Perrin Retirement Plan and the Towers Perrin Restoration Plan.  With respect to Mr. Wickes, the table provides information regarding the benefits currently being paid which were earned under the Towers Perrin Retirement Plan and Towers Perrin Restoration Plan.

		Pension Benefits
Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Six Months Ended June 30, 2010 ($)
John J. Haley	Watson Wyatt Pension Plan	33.17	$1,693,777	$0
	Watson Wyatt Excess Compensation Plan	33.17	11,812,757	0
	Total		13,506,534	0
Roger F. Millay	Watson Wyatt Pension Plan	1.83	56,291	0
	Watson Wyatt Excess Compensation Plan	1.83	258,835	0
	Total		315,126	0
Mark V. Mactas	Towers Perrin Retirement Plan	31	1,108,995	0
	Towers Perrin Restoration Plan	31	13,440,234	0
	Total		14,549,229	0
James K. Foreman	Towers Perrin Retirement Plan	24	492,478	0
	Towers Perrin Restoration Plan	24	1,609,837	0
	Total		2,102,315	0
Gene H. Wickes	Watson Wyatt Pension Plan	13.50	548,322	0
	Watson Wyatt Excess Compensation Plan	13.50	2,550,398	0
	Towers Perrin Retirement Plan	18	471,550	15,913
	Towers Perrin Restoration Plan	18	170,850	61,864
	Total		3,741,120	77,777

(1)

With respect to Messrs. Haley, Millay and Wickes (Watson Wyatt plans), the assumptions and methodology used in calculating the estimated present value shown in this column are the same as those used and disclosed in Note 10, “Retirement Benefits,” to our audited financial statements for the fiscal year ended June 30, 2010, on page 76 of the Company’s Annual Report on Form 10-K, except the named executives are assumed to retire at their earliest unreduced retirement age (age 62), and no pre-retirement terminations or deaths are assumed to occur.  Also, no additional compensation or service is assumed beyond the June 30, 2010 calculation date.  The specific relevant assumptions include a discount rate of 6.00 percent and 5.75 percent, respectively, for the Watson Wyatt Pension Plan and the Watson Wyatt Excess Compensation Plan, and post-retirement mortality based on the mortality table described in Section 430(h)(3)(A) of the Code for annuitants.  In addition, for the Watson Wyatt Excess Compensation Plan benefits which are payable as a lump sum, an interest rate of 3.00 percent and the 1983 Group Annuity Mortality table (blended 50/50 for males and females) were used in the calculations.

With respect to Messrs. Mactas, Foreman and Wickes (Towers Perrin plans), the assumptions and methodology used in calculating the estimated present value shown in this column are described in the narrative below.

Watson Wyatt U.S.-Based Pension Plans

The Watson Wyatt Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides a benefit to eligible associates of legacy Watson Wyatt.  In general, all U.S. salaried and hourly associates who were employed by Watson Wyatt prior to the Merger or who are hired into a Watson Wyatt office prior to January 1, 2011, with the exception of temporary associates, leased associates and contract associates, are eligible to participate.  Watson Wyatt Pension Plan benefits are based upon combined years of service with Watson Wyatt and Towers Watson and the highest consecutive 60-month average of total compensation (base pay, overtime and bonus).  The credited service amounts shown in the table above for Messrs. Haley, Millay and Wickes represent actual combined years of service with Watson Wyatt and Towers Watson.  No additional years of credited service have been granted to Messrs. Haley, Millay and Wickes under the Watson Wyatt Pension Plan.

The standard form of benefit payment under the Watson Wyatt Pension Plan is a single life annuity benefit for participants who are not married and a 100 percent joint and contingent annuity benefit for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of up to 100 percent, a certain and continuous annuity benefit with five or more years of guaranteed payments, or a combination of these, subject to the plan provisions, the Watson Wyatt Retirement Committee approval and statutory limits. The payout option must be elected by the participant before benefit payments begin.

The monthly benefit at normal retirement (age 65) under the Watson Wyatt Pension Plan is equal to 1.7 percent times the participant’s average monthly compensation for the 60 consecutive months with the highest compensation plus 0.4 percent times the average monthly compensation for the 60 consecutive months with the highest compensation that exceeds the Social Security Covered Compensation (as defined in the plan), all times the number of completed years and months of continuous service up to 25 years.  Mr. Haley’s benefits are based on the maximum 25 years of credited service.

For terminations after June 30, 2003, the Watson Wyatt Pension Plan’s early retirement age is age 55 with five years of service (except as noted below for grandfathered associates).  For associates who are eligible for early retirement and who retire prior to age 62, gross benefits are reduced 8 percent per year between ages 58 and 62, and 6 percent per year between ages 55 and 58. For deferred vested associates who retire prior to age 65, gross benefits are actuarially reduced from age 65. As of June 30, 2010, Mr. Haley and Mr. Wickes are eligible for early retirement benefits.

Associates who were employed by Watson Wyatt on June 30, 2003 are grandfathered in prior pension plan provisions for five years, or until June 30, 2008.  During the five-year grandfathering period, eligible associates will continue to accrue benefits under the Watson Wyatt Pension Plan provisions in effect before July 1, 2003, except that the five-year certain and continuous annuity form of payment is not grandfathered. Under these provisions, the same formula described above is used except that an associate’s average pay is determined to be the highest average 36 consecutive months of total pay.  In addition, the benefit can never be less than the June 30, 2003 accrued benefit indexed by 3 percent each year.

Benefits accrued under the grandfathered formulas were frozen on the earlier of June 30, 2008 or termination of employment, except for the formula that indexes the June 30, 2003 accrued benefit which will be frozen at termination of employment. At retirement or termination, whether before or after June 30, 2008, an associate’s accrued benefit will not be less than the frozen grandfathered benefit.  If the associate terminates employment after age 50, the frozen grandfathered benefit will be reduced by 5 percent per year for commencement before age 60. For termination before age 50, this benefit will be actuarially reduced from age 65. Grandfathered associates who attain age 50 with 10 years of service will be eligible for early retirement under the Watson Wyatt Pension Plan. Messrs. Haley and Wickes currently qualify for the grandfathered Watson Wyatt Pension Plan provisions and are eligible for early retirement under those provisions.

The Watson Wyatt Excess Benefit and Watson Wyatt Excess Compensation Plans are designed to restore to eligible associates the reductions to their pension benefit imposed by Code limitations.  When the excess plan benefits are added to the benefit provided by the Watson Wyatt Pension Plan, eligible associates will receive a total benefit equal to the benefit that would have been provided by the Watson Wyatt Pension Plan had the limitations not existed.  The form of benefit payment provided under the excess plans for retirement eligible individuals is a lump sum generally payable six months following the termination of employment for the named executive.  The portion of the vested benefit before January 1, 2005 is payable immediately at the end of the month following the retirement date.  For associates that are not retirement eligible, the benefit accrued prior to June 30, 2003 is paid as a lump sum with the accrued benefit earned after June 30, 2003 paid as a life annuity at age 65.  Messrs. Haley, Millay and Wickes currently have no accrued benefit under the Watson Wyatt Excess Benefit Plan as the benefit under the Watson Wyatt Pension Plan does not exceed the maximum benefit limitation under Code Section 415.

Towers Perrin Retirement Plan

The Towers Perrin Retirement Plan is a tax-qualified defined benefit pension plan, which provides retirement income to legacy Towers Perrin’s eligible U.S.-based employees.  In general, all U.S. associates who were employed by Towers Perrin prior to the Merger or who are hired into a legacy Towers Perrin office prior to January 1, 2011, with the exception of those associates paid on a bi-weekly basis, are eligible to participate.  The plan pays benefits to salaried employees under two formulas up to the limits on compensation and benefits under the Code.  Under the first formula, benefits are based upon final average plan compensation as of the earlier of the date of the participant’s termination of employment or December 31, 2007, for which plan compensation includes base pay and both the bonus paid under the individual bonus program and the bonus paid under the Principal bonus program for the year in which they are earned.  Under the second formula, benefits are determined using a cash balance methodology, for which plan compensation includes base pay, the bonus paid under the individual bonus program and other incentive bonuses when paid, but does not include the bonus paid under the Principal bonus program.  The normal retirement age under the plan is the later of (i) age 65 and (ii) the earlier of (a) three years of service under the plan or (b) the fifth anniversary of employment.

Active employees as of January 1, 2003 accrued benefits under both the final average earnings formula and the cash balance formula until December 31, 2007.  Upon termination of employment, the values of the benefits under both of these formulas are compared, with the participant receiving the greater of the two.  Employees hired (or rehired) on or after January 1, 2003 earn benefits solely under the cash balance formula.  Beginning January 1, 2008, benefits are earned only under the cash balance formula.  Messrs. Mactas and Foreman have earned benefits under both the final average earnings formula and the cash balance formula and are each eligible to retire with reduced benefits as described below.

Final Average Formula

Benefits earned under the final average earnings formula are equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) as of the earlier of termination of employment or December 31, 2007, multiplied by credited service as of December 31, 2007, subject to a maximum of 20 years. Under this formula, participants may retire as early as age 50 with 5 years of service and receive a reduced benefit. A participant may retire early with an unreduced benefit after the later of age 60 or 3 years of service. This is the participant’s unreduced early retirement date. Reduction factors are based upon either 5 percent per year or actuarial equivalent reductions based on the specified assumptions in Code Section 417(e)(3) from age 60, whichever produces the greater benefit.

Prior to October 1, 2008, the accrued benefit for participants terminating prior to eligibility for early retirement is equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date (maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or December 31, 2007 divided by projected credited service as of the unreduced early retirement date. Participants terminating after October 1, 2008 are not subject to such projection and proration.  Mr. Foreman terminated his employment prior to his early retirement eligibility and after January 1, 2003, and was subsequently rehired.  His benefit earned prior to his termination date is subject to the projection and proration described above.

Participants earning benefits under the final average earnings formula are also entitled to a Social Security supplemental benefit.  This benefit is equal to $9,600 per year multiplied by the ratio of the participant’s credited service at the earlier of date of termination or December 31, 2007 to the participant’s projected service at unreduced early retirement date.  This amount is payable from the later of the participant’s unreduced early retirement date or actual retirement date to the date the participant attains age 62.

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50.  The subsidized percentage equals 100 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of date of termination or December 31, 2007, both subject to a maximum of 20 years.

Mr. Wickes terminated employment with Towers Perrin in 1996 prior to attaining age 50.

Cash Balance Formula

Benefits earned under the cash balance formula are expressed in the form of a notional account balance.  Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits are 5 percent of plan compensation up to the Social Security taxable wage base and 10 percent of pay over the Social Security taxable wage base, subject to the IRS statutory maximum on plan compensation.  Interest credits are based on 10-year Treasury bond yields.

An opening cash balance account was established for all active plan participants as of January 1, 2003.  This opening account balance was equal to the present value of the final average earnings accrued benefit and Social Security supplemental benefit payable at the participant’s unreduced early retirement date.  Since his rehire, Mr. Foreman has only earned benefits under the cash balance formula.

Participants with benefits under both the final average earnings formula and the cash balance formula may elect to receive their entire benefit as an annuity with the Social Security supplement or receive their cash balance formula benefit as a lump sum with the remaining benefit value distributed as an annuity.  Participants with benefits under just the cash balance formula may receive their entire benefit as a lump sum payment or as an actuarially equivalent annuity.

Towers Perrin Restoration Plan

The Towers Perrin Restoration Plan is an unfunded, nonqualified pension plan sponsored by Towers Perrin to attract and retain a highly motivated executive workforce by providing eligible employees with retirement benefits in excess of those permitted by law under the Towers Perrin Retirement Plan.  The benefits provided under the Towers Perrin Restoration Plan will be approximately equal to the difference between the benefits provided under the Towers Perrin Retirement Plan and benefits that would have been provided under such plan if not for the limitations applicable to qualified plans under the Code, except that:

•

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50.  The subsidized percentage on the total benefit equals 60 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of the date of termination or December 31, 2007, both subject to a maximum of 20 years.

•

For participants terminating prior to eligibility for early retirement with an unreduced benefit, the total accrued benefit is equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date (maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or December 31, 2007 divided by projected credited service as of unreduced early retirement date.

Benefits earned under this plan are distributed in four approximately equal annual installments, beginning six months after separation from service.

With respect to the Towers Perrin Retirement Plan and the Towers Perrin Restoration Plan, the amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through June 30, 2010.  An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (age 60). Actual benefit present values upon an executive’s retirement will vary from these estimates depending upon many factors, including an executive’s actual retirement age. The assumptions used are as follows:

June 30, 2010
Discount rate – Towers Perrin Retirement Plan	6.00%
Discount rate – Towers Perrin Restoration Plan	5.75%
Cash balance interest crediting rate	4.00%
Towers Perrin Restoration Plan lump sum rate	3.00%
Retirement age	60
Postretirement mortality	RP2000
Towers Perrin Retirement Plan form of payment	Lump sum and residual annuity*

* For financial reporting purposes, the lump sum to annuity ratio for 2010 commencement is 70%, and will increase by 10% to 80% in 2011.  For purposes of the values contained in this document, all participants were assumed to take a full lump sum of their cash balance account from the Towers Perrin Retirement Plan with the remaining benefit value payable as a residual annuity.

Nonqualified Deferred Compensation for the Six Months Ended June 30, 2010

The following table provides information on the nonqualified deferred compensation of the named executives as of the applicable fiscal year end.  With respect to Messrs. Haley, Millay and Wickes, the table sets forth information as of June 30, 2010 concerning Watson Wyatt nonqualified deferred compensation plans assumed by Towers Watson in connection with the Merger.

Name	Nonqualified Deferred Compensation Plan(1)	Executive Contributions for the Six Months Ended June 30, 2010 ($)	Registrant Contributions for the Six Months Ended June 30, 2010 ($)(2)	Aggregate Earnings for the Six Months Ended June 30, 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2010 ($)(5)

John J. Haley	Watson Wyatt Deferred Savings Plan	$0	$78,031	$6,358(3)	$0	$478,886
	SODCP	0	0	140,497(4)	12,568,681	0
Roger F. Millay	Watson Wyatt Deferred Savings Plan	0	27,573	0	0	27,573
	SODCP	---	---	---	---	---
Mark V. Mactas		---	---	---	---	---
James K. Foreman		---	---	---	---	---
Gene H. Wickes	Watson Wyatt Deferred Savings Plan	0	31,859	2,386(3)	0	182,323
	SODCP	0	0	7,441(4)	793,123	0

(1)

With respect to Messrs. Haley, Millay and Wickes, the Watson Wyatt Deferred Savings Plan was established to supplement the benefits of those participants in the Watson Wyatt & Company Savings Plan for U.S. employees whose company matching contributions to the Savings Plan are limited by the compensation and elective deferral limitations, or the nondiscrimination requirements, imposed by the Code. The Watson Wyatt Deferred Savings Plan does not allow for employee contributions.  Participants generally vest in their account after three years of service.  Mr. Haley and Mr. Wickes are fully vested in their account balances in the Watson Wyatt Deferred Savings Plan.  Mr. Millay became a participant in the Watson Wyatt Deferred Savings Plan in 2010.  Participants are eligible for payment of their vested account balance upon termination of employment or retirement.

The Watson Wyatt & Company Senior Officers Deferred Compensation Plan (“SODCP”) was a legacy Watson Wyatt unfunded nonqualified deferred compensation plan under which applicable employee remuneration (within the meaning of Section 162(m)(4) of the Code) otherwise payable to senior executives who were subject to Section 162(m) in excess of $1 million was deferred on a mandatory basis until such time as the executive was no longer subject to the requirements of Section 162(m) or left Watson Wyatt, at which time it became payable in a lump sum to the executive. The deferred amounts also become payable to the executive in the event of a change in control of Watson Wyatt.  Because the Merger constituted a change in control for purposes of the SODCP, benefits under the SODCP were required to be distributed following closing of the Merger and participants received a lump sum distribution of their account on January 19, 2010.  Mr. Millay was not a participant in the Watson Wyatt SODCP.

(2)

Represents Watson Wyatt contributions accrued as of June 30, 2010 and credited to each participant’s account on September 15, 2010.  These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table for the six months ended June 30, 2010.

(3)

Represents interest earned during the six months ended June 30, 2010 on the account balance in the Watson Wyatt Deferred Savings Plan. Interest under the Watson Wyatt Deferred Savings Plan is calculated using the prime rate of interest as reported by Towers Watson’s primary bank, determined as of the first day of the calendar year.  None of the amounts shown was determined to represent above-market interest.

(4)

Represents earnings on Mr. Haley’s and Mr. Wickes’ respective account balance in the SODCP for the period beginning January 1, 2010 and ending January 19, 2010, the date of distribution of such accounts.  Mr. Haley’s account balance was deemed to be invested pursuant to his election from among the available investment options and was credited with earnings on a monthly basis. Based on his elections, Mr. Haley’s account balance at the time of distribution was deemed to have been invested partially in the S&P 500 Index, partially in the Russell 2000 Index, and partially in Towers Watson Class A Common Stock.  Mr. Wickes’ account balance was deemed to be invested entirely in Towers Watson Class A Common Stock.  The amounts shown were determined to not represent above-market earnings.

(5)

Other than the amounts shown as Registrant contributions for the six months ended June 30, 2010, no portion of the amount shown has been reported in the Summary Compensation Table for the six months ended June 30, 2010 or in prior fiscal years. Of the balances reported, $111,140 for Mr. Haley and $46,594 for Mr. Wickes is attributable to Watson Wyatt contributions reported in the Summary Compensation Table for prior fiscal years, and $13,302 for Mr. Haley and $4,777 for Mr. Wickes is attributable to above-market interest accruals reported in the Summary Compensation Table for prior fiscal years.

Post Termination Payments and Benefits

Payments and Benefits Payable to Messrs. Haley, Millay and Wickes

Messrs. Haley, Millay and Wickes do not have employment agreements with Towers Watson.  In addition, Towers Watson has not entered into any change in control agreements with any of Mr. Haley, Mr. Millay or Mr. Wickes.

The account values payable to Messrs. Haley, Millay and Wickes through the Nonqualified Deferred Compensation Plans are shown in the Nonqualified Deferred Compensation For the Six Months Ended June 30, 2010 table and would not change based on early retirement, death, disability or a change in control of Towers Watson.  The value of benefits payable to the named executives under the Watson Wyatt Pension Plan or the Watson Wyatt Excess Compensation Plan outlined above may increase (or decrease) in the event of the early retirement, death or disability of the named executive.  Benefits do not become payable under the Watson Wyatt Pension Plan or the Watson Wyatt Excess Compensation Plan as a result of a change in control of Towers Watson.  Using the assumptions employed in the Pension Benefits Table on page 39 (the “PBT”) with the exception of using the actual Watson Wyatt Excess Compensation Plan lump sum interest rate as of June 30, 2010, the present value of the pension and disability benefit (as applicable) payable to Messrs. Haley, Millay and Wickes as of June 30, 2010 in the event of early retirement, death or disability is shown in the following table.

		Total Present Value as of June 30, 2010 in case of:
Name	Plan	Early Retirement(1)	Increase / (Decrease) from PBT	Death(2)	Increase / (Decrease) from PBT	Disability(3)	Increase / (Decrease) from PBT

Haley	Pension Plan	$1,881,024	$187,247	$1,672,670	$(21,107)	$1,328,166	$(365,611)
	Excess Plan	12,393,565	580,808	11,056,623	(756,134)	9,081,180	(2,731,577)
	Disability	N/A	N/A	N/A	N/A	1,389,164	1,389,164
	Total	14,274,589	768,055	12,729,293	(777,241)	11,798,510	(1,708,024)

Millay	Pension Plan	N/A	N/A	0	(56,291)	339,119	282,828
	Excess Plan	N/A	N/A	0	(258,835)	1,533,140	1,274,305
	Disability	N/A	N/A	N/A	N/A	3,118,016	3,118,016
	Total	N/A	N/A	0	(315,126)	4,990,275	4,675,149

Wickes	Pension Plan	552,507	4,185	494,922	(53,400)	652,963	104,641
	Excess Plan	2,530,977	(19,421)	2,261,143	(289,255)	2,992,619	442,221
	Disability	N/A	N/A	N/A	N/A	2,049,193	2,049,193
	Total	3,083,484	(15,236)	2,756,065	(342,655)	5,694,775	2,596,055

(1)

The increase for early retirement compared to the PBT is due primarily to reflecting the immediate early retirement benefit payable for those under the unreduced retirement age. The early retirement factors available to the named executives through the grandfathered pension plan provisions reflect a “subsidy” compared to the benefit at unreduced retirement age. Note that these factors are generally available to all grandfathered plan participants depending on age and service conditions. An additional cause for the increase is the use of the actual lump sum interest rate for the Watson Wyatt Excess Compensation Plan as of June 30, 2010 compared to the rate assumed in future years for financial accounting purposes. The Watson Wyatt Excess Compensation Plan benefit is payable as a lump sum upon early retirement.  Messrs. Haley and Wickes are currently eligible for early retirement under the terms of the Watson Wyatt Pension Plan and the Watson Wyatt Excess Compensation Plan.

(2)

In case of death, the Watson Wyatt Pension Plan and the Watson Wyatt Excess Compensation Plan provide a death benefit to the named executive’s spouse assuming the named executive retired on the date of his death, elected the 100 percent joint and contingent benefit form and died the next day. This benefit is provided if the participant is early retirement eligible at death and is available to all plan participants. The death benefit would represent a decrease in the present value of the benefit because the benefit is actuarially reduced for joint and contingent payment, but actually payable during the life of the spouse only.

(3)

In case of disability, Towers Watson provides legacy Watson Wyatt associates a disability benefit equal to 66.67 percent of base salary, subject to a maximum monthly benefit of $30,000. This benefit is payable until age 65 or for at least 12 months, assuming the participant continues to meet the definition of disability. The table shows the value of the temporary disability benefit that would be payable to age 65 along with the pension benefits payable at age 65. Employees also receive service credits for pension purposes while on disability. The table shows that the present value increases or decreases for Messrs. Haley, Millay and Wickes. This is primarily a function of whether the named executive’s current salary exceeds the maximum monthly disability benefit and how close he is to reaching the 25 year pension service cap.

In addition, upon any termination of employment, Messrs. Haley, Millay and Wickes may be entitled to benefits that are provided generally by Watson Wyatt to salaried employees, including distributions under Watson Wyatt’s 401(k) plan, health care benefits, disability benefits and accrued vacation pay.  Mr. Haley, in addition to accruing annual vacation during the six months ended June 30, 2010, has a frozen vacation balance from prior years which, if unused, will be paid out to him upon termination of employment at his then current rate of hourly base salary.  At June 30, 2010, the liability for frozen vacation pay was $287,365 for Mr. Haley.  In the context of any particular separation from Towers Watson, the Company and the executive may mutually agree on severance terms that could include additional benefits or payments.

Payments and Benefits Payable to Messrs. Mactas and Foreman

Messrs. Mactas and Foreman are eligible to receive benefits under the Towers Perrin Retirement Plan and the Towers Perrin Restoration Plan in the event of termination of their employment or upon death or disability, and are fully vested in their benefits. The benefit formulas are described in the Pension Benefits Table narrative. In addition, upon any termination of employment, executive officers may be entitled to benefits generally available to salaried employees, including distributions under Towers Perrin’s 401(k) plan, as well as health care benefits and accrued vacation pay.

The following table shows the estimated payments to both Mr. Mactas and Mr. Foreman, assuming the specified event giving rise to such payments took place on June 30, 2010.

Name	Element	Early Retirement	Increase / (Decrease) from PBT	Death(3)	Increase / (Decrease) from PBT	Disability(4)	Increase / (Decrease) from PBT
Mactas	Towers Perrin Retirement Plan(1)	$1,152,810	$43,815	$836,258	$(272,737)	$1,127,088(5)	$18,093
	Towers Perrin Restoration Plan(2)	14,004,991	564,757	6,753,176	(6,687,058)	13,516,327	76,093
	Total	15,157,801	608,572	7,589,434	(6,959,795)	14,643,415	94,186
Foreman	Towers Perrin Retirement Plan(1)	524,827	32,349	357,291	(135,187)	593,184(5)	100,706
	Towers Perrin Restoration Plan(2)	1,802,293	192,45	1,062,859	(546,978)	1,785,607	175,770
	Total	2,327,120	224,805	1,420,150	(682,165)	2,378,791	276,476

(1)

Values assume cash balance benefits are paid immediately as a lump sum, with the remaining benefit value paid as a single life annuity.  Increases in benefit value as compared to the amounts shown in the Pension Benefits Table are due primarily to the assumed immediate commencement of the benefit.

(2)

Values assume benefits are distributed in four approximately equal annual installments beginning six months after the separation from service.  Increases in benefits as compared to the amounts shown in the Pension Benefits Table are due primarily to the assumed immediate commencement of the benefit.

(3)

Towers Perrin Retirement Plan benefits payable upon the death of an active employee are equal to the greater of the participant’s cash balance account through the earlier of the date of death and December 31, 2007 and the value of the survivor portion of the final average earnings benefit, plus the participant’s cash balance account earned on or after January 1, 2008.  The Towers Perrin Retirement Plan death benefit is assumed to be paid as a lump sum to the executive’s spouse, immediately upon death.  Decreases in benefit value as compared to the amounts shown in the Pension Benefits Table are due to the payment of benefits related to the survivor portion of the final average earnings benefit only.

(4)

With respect to the retirement plans, participants who become disabled are eligible to receive continued benefit accruals under the plans (cash balance accruals only after December 31, 2007) at the same pay level prior to their disability.  Benefits are then distributed beginning on the participant’s unreduced early retirement date. Increases in benefit value as compared to the Pension Benefits Table are due to the inclusion of future accruals through Normal Retirement Date while on disability.

(5)

Cash balance benefits are assumed to be distributed as a lump sum at unreduced early retirement date with the remaining benefit value distributed as an annuity at unreduced early retirement date.

In addition, Towers Perrin entered into transaction-based compensation agreements with Messrs. Mactas and Foreman, providing for severance benefits in the event their employment is involuntarily terminated other than for “cause” or by the executive for “good reason” within two years after a change in control, which includes the Merger.  Under the terms of the transaction-based compensation agreements, in the case of a covered termination, Messrs. Mactas and Foreman would each be entitled to a lump-sum cash payment equal to the sum of the following, in addition to any previously accrued but unpaid payments and benefits: (1) a prorated bonus for the calendar year in which the termination occurs, calculated using the average of the executive’s “annual bonus” (generally defined to include the bonuses received under the individual and principal bonus programs) in respect of the three (or fewer) completed calendar years (annualized with respect to any such calendar year for which the executive officer has been employed for only a portion of such year) immediately prior to the calendar year in which the change in control occurred; and (2) an amount equal to two times the executive officer’s “annual compensation” which is defined as the sum of (a) the executive’s base salary (as in effect prior to the termination or, if greater, immediately preceding the change in control), and (b) the executive’s target individual bonus (or, if greater, the average of the executive’s individual bonus in respect of the three (or fewer) calendar years immediately prior to the calendar year in which the change in control occurs). Payments under the “transaction-based” compensation agreements are reduced to the extent necessary to avoid application of the deduction limitations of Section 280G of the Code.

Under the transaction-based compensation agreements, “cause” generally includes the executive’s termination of employment due to (1) the executive’s conviction of, or plea of guilty or no contest to, a felony; (2) the willful failure of the executive to perform his or her duties; or (3) the willful engaging by the executive in gross misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise.  “Good Reason” generally includes: (1) any material reduction in (a) the executive’s base salary, or (b) the amount of the “annual bonus”; (2) the assignment to the executive of any duties materially inconsistent with the nature and status of the executive’s responsibilities immediately prior to the change in control, except where the executive’s overall duties and status among the Company and its affiliates are not substantially altered; (3) the executive’s duties, titles, responsibilities or authority (including offices and reporting relationships) are materially diminished except where the executive’s overall duties, title, responsibilities or authority among the Company and its affiliates are not substantially altered; or (4) required relocation of the executive more than fifty (50) miles from where the executive was based immediately prior to the change in control.

Assuming an involuntary termination had occurred as of June 30, 2010, the respective severance amounts for Mr. Mactas and Mr. Foreman would have been calculated as follows:

The amount for Mr. Mactas would have been $4,471,250, consisting of the sum of (1) $1,123,589, which represents a prorated bonus for the calendar year in lieu of any bonus payable under the terms of the legacy Towers Perrin individual and Principal bonus programs, calculated as described above, and (2) $3,347,661, which represents two times Mr. Mactas’ “annual compensation.”

The amount for Mr. Foreman would have been $3,129,415, consisting of the sum of (1) $751,902, which represents a prorated bonus for the calendar year in lieu of any bonus payable under the terms of the legacy Towers Perrin individual and Principal bonus programs, calculated as described above, and (2) $2,377,513, which represents two times Mr. Foreman’s “annual compensation.”

The transaction-based compensation agreements do not provide for any payments upon the executive’s death or disability.

In addition to the foregoing, Mr. Foreman’s Transaction Award Agreement provides that if Mr. Foreman’s employment is terminated without “cause” prior to the first anniversary of the Merger, one-third of his shares of Towers Watson restricted Class A Common Stock will be forfeited and the remaining shares will automatically fully vest.  If Mr. Foreman’s employment had been terminated without “cause” as of June 30, 2010, the value of the Towers Watson restricted Class A Common Stock that would have immediately vested as of that date under his Transaction Award Agreement would have been $2,879,562.  In the event of Mr. Foreman’s death or disability as of June 30, 2010, the full amount of his restricted Class A Common Stock would have immediately vested under his Transaction Award Agreement, with a value as of that date of $4,319,343.

In the context of any particular separation from Towers Watson, the Company and an executive may mutually agree on severance terms that could include additional benefits or payments.

Compensation of Directors

Our Board of Directors relies on the Committee, which is composed of independent Directors, to recommend the form and amount of compensation to be paid to our non-employee Directors.

On May 14, 2010, upon recommendation of the Committee, the Board of Directors adopted the Towers Watson & Co. Compensation Plan for Non-Employee Directors, effective January 1, 2010, and the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors.  Directors of Towers Watson who are also full-time employees of Towers Watson do not receive any additional compensation for their services as Directors.

During the six months ended June 30, 2010, we provided the following compensation to our non-employee Directors pursuant to the Compensation Plan for Non-Employee Directors:

Directors’ Compensation for the Six Months Ended June 30, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Betsy S. Atkins	$42,750	$195,000	$237,750
John J. Gabarro	38,750	195,000	233,750
Victor F. Ganzi	42,750	195,000	237,750
Brendan O’Neill	30,000	195,000	225,000
Linda D. Rabbitt	45,750	195,000	240,750
Gilbert T. Ray	39,750	195,000	234,750
Paul Thomas	35,500	195,000	230,500
Wilhelm Zeller	38,500	195,000	233,500

(1)

Represents the aggregate grant date fair value under applicable accounting standards of RSUs awarded under the Towers Watson & Co. 2009 Long Term Incentive Plan, based on the grant date value of our common shares.  As of June 30, 2010, each non-employee director also held 2,768.66 unvested Towers Watson restricted stock units.

Effective January 1, 2010, the schedule of fees payable to non-employee Directors pursuant to this plan is as follows:

1.

Annual Cash Retainer:  $45,000 per year, paid quarterly.

2.

Annual Restricted Stock Unit (RSU) Grant:  Annual RSUs, equivalent to $120,000 ($60,000 for the period beginning January 1, 2010 and ending June 30, 2010), granted at the beginning of each fiscal year (with the number of shares underlying the RSUs based on the closing price per share of the Company’s Class A Common Stock on the last business day of the just completed fiscal year, or, for the Initial Post-Merger Period, the closing price per share on the date of grant) for services to be provided during the current fiscal year.  Annual RSUs vest in equal quarterly installments over a 12-month period beginning on the date of grant, and unless deferred under the terms of the Voluntary Deferred Compensation Plan for Non-Employee Directors shall be paid upon vesting.  Each RSU represents a notional unit interest equal in value to a share of the Company’s Class A Common Stock.  All RSUs payable to non-employee Directors under the plan are issued pursuant to the terms of the Towers Watson & Co. 2009 Long Term Incentive Plan.

3.

Initial RSU Grant:  Initial RSUs, equivalent to $135,000 granted on the second business day following the Company’s first earnings announcement after the date that the Non-Employee Director is initially elected to the Board (whether elected by stockholders or the Board) with the number of shares underlying the RSUs based on the closing price per share of the Class A Common Stock on the date of grant.  Initial RSUs will vest in equal annual installments over a three-year period beginning on the date of grant.  With respect to non-employee Directors serving on the date the plan was adopted by the Board, Initial RSUs equivalent to $135,000 were granted on May 14, 2010, based on the closing price per share of the Common Stock on that date, and vest in equal annual installments on January 1, 2011, January 1, 2012 and January 1, 2013.  Unless deferred under the terms of the Voluntary Deferred Compensation Plan for Non-Employee Directors, Initial RSUs shall be paid upon vesting.

4.

Board Meetings:  $1,000 per meeting

5.

Committee Member Fees:

a.

Audit Committee:  $7,500 annual retainer, paid quarterly, and $1,000 per meeting

b.

Compensation Committee:  $5,000 annual retainer, paid quarterly, and $500 per meeting

c.

Nominating and Governance Committee:  $2,500 annual retainer, paid quarterly, and $500 per meeting

d.

Risk Committee: $2,500 annual retainer, paid quarterly, and $500 per meeting

6.

Committee Chair Fees (paid in lieu of Committee Member Fees):

a.

Audit Committee Chair:  $15,000 annual retainer, paid quarterly, and $2,000 per meeting

b.

Compensation Committee Chair:  $10,000 annual retainer, paid quarterly, and $1,000 per meeting

c.

Nominating and Governance Committee Chair:  $5,000 annual retainer, paid quarterly, and $1,000 per meeting

d.

Risk Committee Chair:  $5,000 annual retainer, paid quarterly, and $1,000 per meeting

e.

Lead Director Annual Retainer (paid in addition to regular Board and Committee Fees):  $20,000 per year, paid quarterly

Additional Terms Applicable to Director RSUs.  Vesting of RSUs is conditioned upon continued service as a director of the Company, provided that vesting shall be accelerated upon the director’s death or disability or upon a Change in Control.  RSUs will be paid out in shares of Class A Common Stock on the date of vesting to an account established for each non-employee director at a brokerage firm designated by the Company.  Notwithstanding the foregoing, a non-employee director can elect to defer all or any portion of his/her director compensation pursuant to the terms of the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors and in accordance with deferral procedures established by the Company, in which case shares of Class A Common Stock issuable under RSUs (and under any associated Dividend Equivalent Rights) will be paid out at the time and in the manner provided for pursuant to such deferral.  As of June 30, 2010, no amounts had been deferred under the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors.

Director Stock Ownership Policy.   Non-employee Directors are expected to accumulate shares of Towers Watson Class A Common Stock at least equal to three times the annual cash retainer (i.e., $135,000), valued as of the last day of the Company’s fiscal year. Each non-employee director has three years from the date of appointment to achieve compliance with such ownership guidelines. Until the ownership level is reached, non-employee Directors are expected to sell only shares of Class A Common Stock needed to pay state and federal taxes associated with the equity granted.  If as a result of a stock price decline subsequent to a non-employee director meeting the ownership requirements the non-employee director does not satisfy the requirements as of the Company’s fiscal year-end, he/she need not “buy up” to a new number of shares to satisfy the ownership policy.  However, he/she is expected to retain the number of shares that originally were acquired to reach the share ownership threshold.

Securities Authorized for Issuance Under Equity Compensation Plans

In connection with the Merger, Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan and the Watson Wyatt 2000 Long-Term Incentive Plan, and created the Towers Watson & Co. 2009 Long Term Incentive Plan. Towers Watson did not assume the Watson Wyatt 2001 Deferred Stock Unit Plan for Selected Employees or the Watson Wyatt Amended Compensation Plan for Outside Directors.

Towers Watson & Co. Employee Stock Purchase Plan

Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”) which enables employees to purchase shares of Towers Watson stock at a 5 percent discount. The Stock Purchase Plan is a non-compensatory plan under generally accepted accounting principles of stock-based compensation. As a result, no compensation expense is recognized in conjunction with this plan. Watson Wyatt originally registered 750,000 shares of its Class A common stock on December 19, 2001 and an additional 1,500,000 shares of its Class A common stock on December 16, 2003, of which 196,424 shares remained available for issuance immediately prior to the Merger at which time 4,500,000 additional shares were added. Towers Watson filed a Form S-8 Registration Statement in the third quarter of fiscal 2010 registering the 4,696,424 shares available for issuance under the Stock Purchase Plan. See Note 14 of the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K filed on September 7, 2010 for additional information on the Company’s plans.

The following chart gives aggregate information regarding grants under all of the Company’s equity compensation plans through June 30, 2010:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)(1)
Equity compensation plans approved by stockholders	234,581	$ 44.05	16,975,118
Equity compensation plans not approved by stockholders	0		0
Total	234,581		16,975,118

(1) Includes 4,626,460 shares under the Stock Purchase Plan and 12,348,658 shares under the Towers Watson & Co 2009 Long-Term Incentive Plan.

ADDITIONAL INFORMATION

Stockholder Proposals

Any stockholder wishing to present a proposal to be included in the Proxy Statement for the 2011 Annual Meeting of Stockholders, currently expected to be held on or about November 12, 2011, may submit such proposal in writing to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.  Such proposals must be received no later than June 15, 2011.  Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2011 Annual Meeting of Stockholders and may nominate persons for election to the Board of Directors.  Under the Company’s Amended and Restated Bylaws, unless the date of the 2011 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2010 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on August 15, 2011 and no earlier than the close of business on July 15, 2011.  In addition, stockholders wishing to make such proposals or nominations for Director must satisfy other requirements set forth in the Company’s Amended and Restated Bylaws.  If a stockholder does not also comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

Annual Report

A copy of the Company’s Annual Report on Form 10-K containing audited financial statements for the fiscal year ended June 30, 2010 accompanies this Proxy Statement.  A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company.  Requests may be made to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

By order of the Board of Directors

Walter W. Bardenwerper

Vice President, General Counsel and Secretary

Arlington, Virginia

October 12, 2010

You can submit your proxy by mail, by telephone or through the Internet. Please use only one of the three response methods.

VOTE BY INTERNET - www.proxyvote.com
TOWERS WATSON & CO ATTN: ELAINE WIGGINS 901 N. GLEBE ROAD ARLINGTON, VA 22203

Through the Internet. Access the website at www.proxyvote.com to authorize the voting of these shares. You may access the site 24 hours a day, 7 days a week. Have your proxy card in hand, when you access the website; then just follow the simple instructions. You may authorize your vote in this manner no later than 11:59 p.m. EST, Thursday, November 11, 2010.

VOTE BY PHONE - 1-800-690-6903

By telephone, in the U.S. and Canada, you may call toll-free 1-800-690-6903 on any touch-tone telephone to authorize the voting of these shares. You may call 24 hours a day, 7 days a week. Have your proxy card in hand when you call; then just follow the simple instructions. You may authorize your vote in this manner no later than 11:59 p.m. EST, Thursday, November 11, 2010.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THANK YOU FOR VOTING!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M27560-P02352	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOWERS WATSON & CO.
This proxy will be voted as directed. If no direction is made, it will be voted "FOR" Items 1 and 2.

Vote on Directors
1.	Elect eleven Directors to serve until the next Annual Meeting of stockholders, or until their successors are elected and qualified (Proposal No. 1).

			For	Against	Abstain

	1a.	John J. Gabarro	0	0	0
						Vote on Ratification of Deloitte & Touche LLP
	1b.	Victor F. Ganzi	0	0	0			For	Against	Abstain

	1c.	John J. Haley	0	0	0	2.	Ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2011 (Proposal 2).	0	0	0

	1d.	Mark V. Mactas	0	0	0

	1e.	Mark Maselli	0	0	0
						THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
	1f.	Gail E. McKee	0	0	0

	1g.	Brendan R. O'Neill	0	0	0

	1h.	Linda D. Rabbitt	0	0	0

	1i.	Gilbert T. Ray	0	0	0

	1j.	Paul Thomas	0	0	0

	1k.	Wilhelm Zeller	0	0	0

Please sign exactly as name appears above. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If the Stockholder is a corporation, please sign the full name of the duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

TOWERS WATSON & CO.

TOWERS WATSON & CO.
Annual Meeting of Stockholders
The Waldorf-Astoria Hotel
301 Park Avenue
New York, New York 10022
November 12, 2010
9:00 a.m. Eastern Standard Time

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

M27561-P02352

TOWERS WATSON & CO.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with the power of substitution and resubstitution, and authorizes them to represent and to vote all of his or her shares of Capital Stock of Towers Watson & Co., at the Annual Meeting of Stockholders of the Company to be held on November 12, 2010, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, at 9:00 a.m. EST and any adjournment(s) or postponement(s) thereof, with the same authority as if the Stockholder(s) were personally present as provided on this proxy card.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING. Attendance of the undersigned at the meeting or any adjournment(s) or postponement(s) thereof will not be deemed to revoke this proxy unless the undersigned also votes at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side